Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 23, 2016 (this "Agreement"), by and between Full Circle Capital Corporation, a Maryland corporation (the "Company") and Great Elm Capital Corp., a Maryland corporation ("Newco"). Certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 7.14.

Recitals

Concurrently with the execution and delivery of this Agreement, Newco, Great Elm Capital Group, Inc., a Delaware corporation ("GECG"), and investment funds (the "Funds") managed by MAST Capital Management, LLC, a Delaware limited liability company ("MAST"), are entering into a Subscription Agreement (the "Subscription Agreement") providing for the initial capitalization of Newco with an investment of $30,000,000 in cash by GECG on the date hereof and the contribution by the Funds of the Measurement Date MAST Portfolio, as defined in the Subscription Agreement, immediately before the Effective Time (as defined below). The contributions of cash and the Measurement Date MAST Portfolio are referred to as the "Newco Initial Capitalization."

Following the Newco Initial Capitalization, on the terms and subject to the conditions in this Agreement, the Company will be merged with and into Newco (the "Merger").

Prior to the consummation of the Merger, Newco and Great Elm Capital Management, Inc., a Delaware corporation (the "New Manager"), which will be owned by GECG, will enter into the New Management Agreement pursuant to which the New Manager will provide services to the Surviving Corporation (as defined below), and the Surviving Corporation will enter into certain other agreements.

As provided herein, the Company will declare, and the Exchange Agent (as defined below), as agent on behalf of the Company, will pay, a special cash dividend to the Persons that immediately before the Effective Time are the holders of record of the Company's common stock, par value $0.01 per share (the "Company Common Stock").

The board of directors of Newco has declared that the Merger and the other transactions contemplated by this Agreement (the Merger and such other transactions, collectively, the "Transactions") are advisable and the sole stockholder of Newco, has approved the Merger.

The board of directors of the Company has: (a) adopted a resolution which declares that the Merger and the other Transactions are advisable; (b) directed that the Merger be submitted for consideration at a special meeting of the Company's stockholders (the "Company Special Meeting"); and (c) subject to the other provisions hereof, resolved to recommend that the holders of shares of the Company Common Stock vote to approve the Merger.

The parties intend that, for U.S. federal income tax purposes, (a) the Merger will qualify as a reorganization with respect to the Company under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986 (the "Code") and the Treasury Regulations promulgated thereunder and (b) this Agreement will constitute a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Agreement

In consideration of the foregoing and the mutual covenants in this Agreement, the parties, intending to be legally bound, agree as follows:

1.	Newco Initial Capitalization; Merger; Closing

1.1	Closing. The closing of the Transactions (the "Closing") will take place not later than 11:00 A.M., New York City time, on the third Business Day after satisfaction or waiver of all of the conditions set forth in Article 5 (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by Newco and the Company. The date on which the Closing actually occurs is the "Closing Date."

1.2	Newco Initial Capitalization; BDC Election.

(a)	Pursuant to the Subscription Agreement, (i) Newco has issued and sold to GECG 30 shares of the common stock, par value $0.01 per share, of Newco ("Newco Common Stock") on the date hereof, and shall issue and sell to GECG at the Closing the aggregate number of shares of Newco Common Stock equal to the GECG Share Consideration, for an aggregate purchase price of $30,000,000 which was paid on the date hereof by GECG by wire transfer of immediately available funds; and (ii) not later than the last Business Day of the month in which the Proxy Statement/Prospectus is mailed to the stockholders of the Company and before Newco files with the Securities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940 (the "Investment Company Act") an election on Form N-54A to be regulated as a "Business Development Company" as defined in Section 2(a)(48) of the Investment Company Act (a "BDC"), Newco shall acquire the Measurement Date MAST Portfolio from the Funds and in consideration thereof Newco shall issue to the Funds an aggregate number of shares of Newco Common Stock equal to the MAST Portfolio Share Consideration. In addition, immediately prior to Newco's acquisition of the Measurement Date MAST Portfolio, (i) Newco and the New Manager shall execute and deliver the New Management Agreement; and (ii) Newco and the other parties thereto shall execute and deliver the Administration Agreement and the Registration Rights Agreement.

(b)	Newco shall file with the SEC pursuant to the Investment Company Act an election on Form N-54A to be regulated as a BDC which election is in effect no later than the first calendar day of the month following the month in which Newco acquires the Measurement Date MAST Portfolio from the Funds.

1.3	Merger. On the Closing Date, subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Maryland General Corporation Law (the "MGCL"), the Company shall be merged with and into Newco pursuant to Section 3-105 of the MGCL, whereupon the separate corporate existence of the Company shall cease and Newco shall continue as the surviving corporation pursuant to the MGCL. Newco, as the surviving corporation in the Merger, is hereinafter sometimes referred to in this Agreement as the "Surviving Corporation." The parties shall cause the Merger to occur by causing articles of merger in a customary form, prepared by the Company and reasonably acceptable to Newco (the "Articles of Merger"), to be duly executed, and filed with the Department of Assessments and Taxation of the State of Maryland (the "Department"), in accordance with the relevant provisions of the MGCL. The Articles of Merger shall specify that the Merger shall become effective at 11:59 pm on the date of filing (the "Effective Time").

1.4	Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, privileges, powers and franchises of the Company and Newco shall vest in the Surviving Corporation, and all obligations, debts, liabilities and duties of the Company and Newco shall become the obligations, debts, liabilities and duties of the Surviving Corporation.

1.5	Organizational Documents of the Surviving Corporation. At the Effective Time, and without any further action on the part of the Company or Newco, the articles of incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the MGCL and as provided in such articles of incorporation. At the Effective Time, and without any further action on the part of the Company or Newco, the bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the MGCL and as provided in such bylaws.

1.6	Directors and Officers of the Surviving Corporation. The directors of Newco, as of immediately prior to the Effective Time together with the two directors of the Company listed in Section 1.6 of the disclosure letter, dated as of the date of this Agreement, delivered by the Company to Newco concurrent with the execution and delivery of this Agreement (the "Company Disclosure Letter") shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's organizational documents and the MGCL. Immediately following the Effective Time, the board of directors of the Surviving Corporation shall be classified and constituted as follows: (a) two directors (which shall serve a one-year term beginning at the Effective Time) which shall consist of one independent director designated by the Company and one independent director designated by the Funds; (b) two directors (which shall serve a two-year term beginning at the Effective Time) which shall consist of one director designated by the Company and one independent director designated by the Funds; and (c) one director (which shall serve a three-year term beginning at the Effective Time) who shall be the Chief Executive Officer of the Surviving Corporation or his or her designee, after which each class of directors shall serve three-year terms. The officers of Newco at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's bylaws.

1.7	Treatment of the Capital Stock of the Company and Newco.

(a)	At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any share of Company Common Stock to be cancelled pursuant to Section 1.7(c)) automatically shall be converted into an amount of the common stock, par value $0.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock") equal to the Exchange Ratio, subject to the provisions of Section 1.7(f) in respect of fractional shares.

(b)	At the Effective Time, each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time (including each share issued in the Newco Initial Capitalization) shall be converted into and become one validly issued, non-assessable fully paid share of Surviving Corporation Common Stock.

(c)	At the Effective Time, any shares of Company Common Stock owned by Newco immediately prior to the Effective Time shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)	At the Effective Time, each share of Company Common Stock converted into Surviving Corporation Common Stock and cash in lieu of fractional shares shall be automatically cancelled and shall cease to exist, and the holders of shares of Company Common Stock that are registered through Cede & Co., as nominee ("Book Entry Shares") and the holders of certificates, if any, that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto other than (i) the right to receive Surviving Corporation Common Stock and cash in lieu of fractional shares, without any interest thereon, for each such share of Company Common Stock, (ii) the right to receive the Special Dividend and (iii) the right to any dividends or other distribution on the Surviving Corporation Common Stock as provided in Section 1.8(h). The former beneficial owners of Book Entry Shares and the former holders of Certificates, if any (other than Cede & Co.), are sometimes collectively referred to herein as the "Registered Stockholders."

(e)	If at any time between the date of this Agreement and the Effective Time any change in the number of issued or outstanding shares of Company Common Stock or Newco Common Stock shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Company Common Stock or Newco Common Stock) with a record date during such period, the Exchange Ratio shall be equitably adjusted to reflect such change.

(f)	No fraction of a share of Surviving Corporation Common Stock will be issued by virtue of the Merger, but in lieu thereof each Registered Stockholder that would otherwise be entitled to a fraction of a share of Surviving Corporation Common Stock (after aggregating into whole shares to the extent possible any fractional shares of Surviving Corporation Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates or Book Entry Shares or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 1.8(g), receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) the amount of the fractional share of Surviving Corporation Common Stock to which such Registered Stockholder would, but for this Section 1.7(f), be entitled under Section 1.7(a) and (ii) the average of the per share closing prices of the Company Common Stock reported on the NASDAQ Global Select Market ("NASDAQ") for the three consecutive trading days ending on and including the trading day immediately preceding the Closing Date.

1.8	Exchange of Shares.

(a)	Prior to the filing of the Registration Statement, Newco shall appoint a United States bank or trust company or other independent financial institution in the United States (the "Exchange Agent") that is reasonably acceptable to the Company to act, among other things, as exchange agent for the Merger and to deliver to former Registered Stockholders the amounts of Surviving Corporation Common Stock and cash in lieu of fractional shares to which each of them is entitled. Newco and the Company shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement. The Surviving Corporation shall make available to the Exchange Agent shares of Surviving Corporation Common Stock and necessary cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.7(f) and any dividends or distribution which holders of shares of Company Common Stock may be entitled pursuant to Section 1.8(h). At the Closing, (i) the Company shall deposit with the Exchange Agent funds sufficient to pay the Special Dividend and such funds shall be segregated for such purpose and (ii) Newco shall deposit, or shall cause to be deposited, with the Exchange Agent, certificates representing the number of shares of Surviving Corporation Common Stock to be issued pursuant to Section 1.7(b), an amount of cash sufficient to fund any cash payment in lieu of fractional shares that may be required pursuant to Section 1.7(f), and the aggregate amount of any dividend or distribution to which Registered Stockholders may be entitled pursuant to Section 1.8(h) (such cash and certificates for Surviving Corporation Common Stock being hereinafter referred to as the "Consideration Fund").

(b)	Promptly after the Effective Time (and in any event within five Business Days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each Registered Stockholder whose shares were converted into Surviving Corporation Common Stock: a letter of transmittal, in customary form, and instructions for use, the form and substance of which letter of transmittal and instructions shall be substantially and reasonably agreed to by the Company and Newco and prepared prior to the Closing. Upon receipt of an "agent's message" by the Exchange Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, (i) the aggregate amount of shares of Surviving Corporation Common Stock and cash in lieu of fractional shares due in respect of the shares of Company Common Stock formerly represented by such Book Entry Share or Certificate, (ii) the aggregate amount of the Special Dividend due in respect thereof and (iii) any dividends or distributions payable with respect to such shares of Surviving Corporation Common Stock, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the shares of Surviving Corporation Common Stock and cash in lieu of fractional shares to which such holders are entitled, or on any other amount payable as provided above. If any shares of Surviving Corporation Common Stock or cash in lieu of fractional shares are to be delivered or paid to a Person other than a Registered Stockholder in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of such delivery or payment to a Person other than the Registered Stockholder owning the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(c)	Any cash in the Consideration Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation. Earnings on the Consideration Fund in excess of the amounts payable to the Registered Stockholders shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation. No investment of the Consideration Fund shall relieve the Surviving Corporation or the Exchange Agent from promptly making the payments required by this Article 1, and following any losses from any such investment, the Surviving Corporation shall promptly provide additional cash funds (which, in the case of any funds used to pay the Special Dividend, shall be treated for all purposes as having been provided on behalf of the Company) to the Exchange Agent for the benefit of the former Registered Stockholders (other than the holders of shares of Company Common Stock to be cancelled pursuant to Section 1.7(c)) in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d)	After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the shares of Surviving Corporation Common Stock and cash in lieu of fractional shares and the Special Dividend to which the holders thereof are entitled pursuant to this Article 1, except as otherwise provided by Law.

(e)	Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by a Registered Stockholder one year after the Effective Time shall, to the extent permitted by applicable Law, be delivered to the Surviving Corporation for no consideration. Any Registered Stockholder owning Certificates or Book Entry Shares who has not theretofore complied with this Article 1 with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for shares of Surviving Corporation Common Stock and cash in lieu of fractional shares (and any amounts owed pursuant to Sections 1.7(f) and 1.8(h)) in respect thereof).

(f)	Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred, respectively, prior to the date on which any cash otherwise deliverable in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any such cash shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any Registered Stockholder of such Certificate or Book Entry Share who has not theretofore complied with this Article 1 with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for such cash (and any amounts owed pursuant to Sections 1.7(f) and 1.8(h)) in respect thereof.

(g)	If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (which affidavit shall be in a form reasonably satisfactory to the Surviving Corporation and the Exchange Agent) by the Person claiming such certificate to be lost, stolen or destroyed, and if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation or the Exchange Agent may so require, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the shares of Surviving Corporation Common Stock and cash in lieu of fractional shares and the amount of the Special Dividend to which such Person is entitled in respect of such Certificate pursuant to this Article 1.

(h)	Whenever a dividend or other distribution is declared or made after the date hereof with respect to Surviving Corporation Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Surviving Corporation Common Stock issuable to a Registered Stockholder pursuant to this Agreement as at that record date. No dividend or other distribution declared or made after the date hereof with respect to Surviving Corporation Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.7(f) or in respect of the Special Dividend will be paid to the Registered Stockholder owning any unsurrendered Certificates or Book Entry Shares with respect to shares of Surviving Corporation Common Stock represented thereby until the Registered Stockholder of such Certificates or Book Entry Shares shall surrender such Certificates or Book Entry Shares. Subject to applicable Law, following surrender of any such Certificates or Book Entry Shares, the Exchange Agent shall deliver to the Registered Stockholder of such Certificates or such Book Entry Shares, as applicable, without interest (i) promptly after such surrender, such number of whole shares of Surviving Corporation Common Stock issued in exchange for the shares of Company Common Stock represented by such Certificates or Book Entry Shares converted pursuant to Section 1.7(a), along with payment in lieu of fractional shares pursuant to Section 1.7(f), the amount of the Special Dividend payable in respect of such shares and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Surviving Corporation Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Surviving Corporation Common Stock.

1.9	Withholding Rights. The Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required under the Code or any other provision of applicable federal, state, local or foreign tax Law (and to perform any actions that may be required in this context). To the extent that such amounts are so deducted or withheld and are paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

1.10	Tax Treatment. For all federal income tax purposes, to the fullest extent permitted by applicable Law, the parties shall treat the payments of the Special Dividend by the Exchange Agent, as agent on behalf of the Company, pursuant to this Article 1 as a payment of a dividend considered to have been paid by the Company in the Company's last federal income tax year pursuant to Section 855 of the Code.

2.	Representations and Warranties of the Company. Except as disclosed (i) in the Company SEC Reports (as defined below) filed by the Company prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, without giving effect to any amendment or supplement to any Company SEC Reports filed on or after the date of this Agreement and excluding any disclosures set forth in any "risk factors" or "forward-looking statements" sections to the extent they are cautionary, predictive or forward-looking in nature) or (ii) in the Company Disclosure Letter, the Company represents and warrants to Newco as follows:

2.1	Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, to own and use its assets in the manner in which its assets are currently used, and to perform its obligations under the Company Material Contracts (as defined below), except where the failure to be so existing and in good standing, or to have such power and authority, would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Company Material Adverse Effect. The Company has duly elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect. The Company has made available to Newco a copy of its articles of incorporation and bylaws, as currently in effect, and the Company is not in violation of any provision of its articles of incorporation or bylaws.

2.2	Capitalization; Subsidiaries.

(a)	The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which not more than 22,472,243 were issued and outstanding as of the date hereof. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or any rights or obligations relating to the value of such interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. All of the Company Common Stock issued and sold by the Company has been sold by the Company pursuant to an effective registration statement filed under the Securities Act of 1933 (the "Securities Act") or an appropriate exemption therefrom and in accordance with the Investment Company Act.

(b)	All of the outstanding shares of capital stock or equivalent equity interests of each of the Company's Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Encumbrances. Section 2.2(b) of the Company Disclosure Letter sets forth, as of the date hereof, the name and jurisdiction of incorporation of each Subsidiary of the Company.

2.3	Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Merger by holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"), to perform its obligations hereunder and consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger, have been duly authorized by its board of directors and, subject to receipt of the Company Stockholder Approval and the filing of the Articles of Merger with the Department as required by the MGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger and the other Transactions. This Agreement has been duly executed and delivered by the Company and, subject to receipt of the Company Stockholder Approval (and assuming due and valid authorization, execution and delivery hereof by the other parties hereto), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights and remedies generally and (ii) general principles of equity (together with (i), the "Enforceability Exceptions").

2.4	Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions will (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of the Company, (ii) assuming that the consents, approvals, and filings referred to in Section 2.4 of the Company Disclosure Letter are duly obtained and/or made, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which its assets are bound, (iii) assuming that the consents, approvals and filings listed in Section 2.4 of the Company Disclosure Letter are duly obtained and/or made, violate any Law applicable to the Company or any of its Subsidiaries or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not have a Company Material Adverse Effect.

2.5	Reports; Regulatory Matters.

(a)	The Company has filed all reports and other documents with the SEC that were required to be filed or furnished by the Company since June 30, 2013 (the documents filed during such period by the Company, the "Company SEC Reports"), and has paid, in each case, all fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company SEC Reports (i) complied as to form in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), the Investment Company Act, the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act"), and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)	The Company has made available to Newco all correspondence with the SEC since June 30, 2013 and, as of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to any of the Company SEC Reports or any SEC examinations of the Company and, as of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Reports is subject to any ongoing review by the SEC.

(c)	As of the date hereof, to the knowledge of the Company, there are no pending proceedings or investigations by a Governmental Entity with respect to the Company or its business operations. Neither the Company nor any of its Subsidiaries is subject to any regulatory exam or investigation or cease-and-desist or other order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or is subject to any commitment letter or similar undertaking to, any Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of the Company, verbally, since June 30, 2013 by any Governmental Entity that is considering issuing, initiating, ordering or requesting any of the foregoing or initiating an examination or investigation with respect to the foregoing.

2.6	Company Financial Statements; Internal Controls.

(a)	Each of the financial statements (including the related notes thereto and the related consolidated schedules of investments) of the Company included in the Company SEC Reports (i) was prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (ii) presented fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments) in conformity with GAAP on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto).

(b)	Since June 30, 2013, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received written notice of any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has notified the Company or its board of directors or any committee thereof of evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

(c)	To the Company's knowledge, since June 30, 2013, each of KPMG LLP and RSM US LLP (formerly McGladrey LLP), which has expressed its opinion with respect to the financial statements of the Company and its Subsidiaries included in the Company SEC Reports (including the related notes), has been (i) "independent" with respect to the Company and its Subsidiaries within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d)	The fair market value of the Company's investments as of December 31, 2015 (i) is in accordance with FASB Accounting Standards Codification, "Fair Value Measurements and Disclosures (Topic 820)", issued by the Financial Accounting Standards Board and (ii) represents the fair value of such assets as determined in good faith, after due inquiry, by the board of directors of the Company.

(e)	The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) ("internal controls"). Those internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of the Company's financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company's auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made and such officers would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made on such date. Neither the Company nor any of its Subsidiaries has any outstanding "extensions of credit" or has arranged any outstanding "extensions of credit" to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(f)	The Company and its Subsidiaries maintain "disclosure controls and procedures" (as defined in Rule 13a-15 under the Exchange Act). The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded and reported on a timely basis and is accumulated and communicated to the Company's "principal executive officer" and its "principal financial officer" (as those terms are defined in the Sarbanes-Oxley Act).

2.7	No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business, (b) liabilities and obligations disclosed in the Company SEC Reports, (c) liabilities and obligations incurred in connection with the Transactions, (d) liabilities and obligations that would not have a Company Material Adverse Effect and (e) other liabilities and obligations that are otherwise the subject of any other representation or warranty in this Article 2, since December 31, 2015, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

2.8	Absence of Certain Changes. Except as contemplated by this Agreement, since December 31, 2015, the Company (a) has conducted its business in all material respects only in the ordinary course of business consistent with past practice and (b) has not suffered a Company Material Adverse Effect.

2.9	Employee Benefit Plans; ERISA. Neither the Company nor any of its Subsidiaries has contributed to or has any liability or obligation under, any Benefit Plan, nor is any of them an ERISA Affiliate of any Benefit Plan.

2.10	Litigation. As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation (each an "Action") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets that could reasonably be expected to have a Company Material Adverse Effect or to adversely affect the validity of any of the actions to be taken at the Closing or the enforceability of this Agreement or the Subscription Agreement or to prevent or materially delay the Closing.

2.11	Compliance with Law.

(a)	Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries, including, if and to the extent applicable, the Investment Company Act, the Investment Advisers Act of 1940 (the "Investment Advisers Act"), the Code, the Securities Act, and the Exchange Act. The Company has been operated since June 30, 2013 in compliance with all listing standards and corporate governance standards of the NASDAQ or other listing exchange or self-regulating organization applicable to the Company or its Subsidiaries, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)	The Company has complied since June 30, 2013 and is in compliance, in all material respects, with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions may be set forth in its registration statement, offering circulars, indentures or plan documents (as they may be amended from time to time) and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)	The Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the "Federal Securities Laws" (as defined in Rule 38a-1(e)(1) under the

Investment Company Act). Since January 1, 2016, there have been no "Material Compliance Matters" for the Company, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Company's board of directors and satisfactorily remedied or are in the process of being remedied or those that would not have a Company Material Adverse Effect.

(d)	No "affiliated person" (as defined under the Investment Company Act) of the Company has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification.

(e)	Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries (i) are and have been at all times in compliance with the applicable money laundering statutes of all jurisdictions having jurisdiction over the Company and its Subsidiaries and (ii) have not, directly or indirectly, taken any action that would cause the Company or its Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977 (the "FCPA"), or any other anticorruption or anti-bribery Laws applicable to the Company or its Subsidiaries.

(f)	Since December 31, 2014, the Company has not received any written notification, or to the Company's knowledge, oral notification from a Governmental Entity asserting that it is not in compliance in all material respects with any material Laws except for any such notification that would not have a Company Material Adverse Effect.

2.12	Material Contracts.

(a)	Section 2.12(a) of the Company Disclosure Letter sets forth a list of each written contract to which the Company or any Subsidiary thereof is a party or by which any of their respective properties or assets is bound which:

(i)	contains any covenant expressly limiting the ability of the Company and its Affiliates to (A) engage in a line of business or compete with any Person in a line of business or (B) declare or pay any dividends;

(ii)	creates a material partnership, joint venture or similar arrangement that was not entered into in the ordinary course of business;

(iii)	relates to indebtedness incurred by the Company or any of its Subsidiaries having a principal amount in excess of $2,000,000;

(iv)	obligates the Company or any Subsidiary to conduct any business that is material to the Company on an exclusive basis with any third party;

(v)	involves future payment obligations (including settlement agreements), committed expenditures or commitments to borrowers or derivatives counterparties by the Company or any Subsidiary in excess of $1,000,000 in the aggregate on or after the date of this Agreement and that is not terminable by the Company on ninety days' notice or less;

(vi)	was entered into after June 30, 2013 and relates to the acquisition or disposition by the Company or any Subsidiary of any business or operations involving value in excess of $2,000,000 as to which there are any material ongoing obligations of the Company; or

(vii)	is an order or consent of a Governmental Entity to which the Company or its Subsidiaries is subject.

(b)	Each contract listed in Section 2.12(a) of the Company Disclosure Letter and each "material contract" as defined in Item 601(b)(10) of Regulation S-K under the Securities Act is a "Company Material Contract." Each Company Material Contract is valid and binding on the Company or one or more of its Subsidiaries and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect (except that such enforcement may be subject to the Enforceability Exceptions) and to the knowledge of the Company there is no event or condition which has occurred or exists, which constitutes a material default thereunder.

2.13	Insurance.

(a)	Section 2.13 of the Company Disclosure Letter contains a list of all material insurance policies that are owned by the Company or its Subsidiaries and that name the Company or a Subsidiary as an insured, including, without limitation, fidelity or surety bonds and self-insurance arrangements and those which pertain to the assets, employees, agents or operations of the Company or its Subsidiaries (each, a "Company Insurance Policy").

(b)	Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of: (a) a cancellation or invalidation of any Company Insurance Policy; or (b) a refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any Company Insurance Policy.

2.14	Taxes. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a)	Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns (taking into account any applicable amendments) are true, complete and accurate. Each of the Company and its Subsidiaries has timely paid, or caused to be timely paid on its behalf, all Taxes required to be paid by it. Each of the Company and its Subsidiaries has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign Laws) and, within the time and in the manner prescribed by applicable Law, paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under applicable Laws.

(b)	The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes of the Company and its Subsidiaries not yet due and payable for all taxable periods through the date of such financial statements.

(c)	There is no audit, examination, deficiency, refund claim, proposed adjustment, or Action with respect to any Taxes or Tax Return of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to Tax by that jurisdiction. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that has not been paid in full.

(d)	There are no outstanding written agreements, consents or pending requests to waive or extend the statutory period of limitations applicable to the assessment or collection of any Taxes of, or deficiencies against, the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes or Tax Returns is currently in force.

(e)	Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes of any individual or other Person (other than (i) such agreements entered into in the ordinary course of business consistent with past practice, the primary focus of which is not Taxes and (ii) agreements solely with or among the Company or any of its Subsidiaries), and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (or similar state, local or foreign group Tax Return) (other than the group the common parent of which is the Company or a subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (2) as a transferee or successor, by contract or otherwise, other than pursuant to agreements entered into in the ordinary course of business consistent with past practice, the primary focus of which is not Taxes.

(f)	There are no material Encumbrances for Taxes (other than statutory Encumbrances for current Taxes not yet due and payable or being contested in good faith and for which adequate reserves were made on the Company SEC Reports in accordance with GAAP) on the assets of the Company and its Subsidiaries.

(g)	In the last five years, neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply.

(h)	Neither the Company nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)	The Company made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a "regulated investment company" (a "RIC"). The Company has qualified as a RIC at all times since its formation and expects to continue to so qualify through the Effective Time. No challenge to the Company's status as a RIC is pending or has been threatened in writing. The Company has not at any time since its formation been liable for, nor is it now liable for, any income or excise Tax pursuant to Sections 852 or 4982 of the Code, in the case of Section 4982 of the Code determined as if the Closing Date were the end of the calendar year. The Company has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of Subtitle A, Chapter 1, of the Code did not apply. The Company is not now and will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the Treasury Regulations thereunder. All dividends (as defined in Section 316 of the Code) paid by the Company at any time on or before the Closing Date shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code. The Company is in compliance in all respects with applicable Treasury Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest and has withheld in respect of dividends and other distributions and paid to the proper Governmental Entity all Taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder.

(j)	Neither the Company nor any of its Subsidiaries has taken any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to the Company.

2.15	Investment Assets.

(a)	Each of the Company and its Subsidiaries has good title to the securities, evidences of indebtedness and other financial instruments (including, without limitation, swaps and other derivatives) owned by it, and holds such assets free and clear of any material Encumbrances, except to the extent such securities, indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or its Subsidiaries and except for Encumbrances consisting of restrictions on transfer imposed under applicable Laws or agreed to in respect of investments entered into in the ordinary course of business.

(b)	Section 2.15(b) of the Company Disclosure Letter sets forth an accurate and complete schedule of the securities, evidences of indebtedness and other financial instruments owned by the Company and its Subsidiaries as of the close of business on the day preceding the date of this Agreement, and reflects with respect to each such investment (i) the Company's internal credit quality rating of each investment as of March 31, 2016, (ii) whether the investment is on non-accrual status as of March 31, 2016 or that is in default (whether payment or otherwise) and (iii) whether the investment is treated as a "qualifying asset" under Section 55(a) of the Investment Company Act. Except as set forth on Section 2.15(b) of the Company Disclosure Letter, to the knowledge of the Company, at the date of this Agreement, there is no material proceeding pending or threatened against or relating to any issuer of any of the listed investments that reasonably would be expected to adversely affect the value of such investment.

2.16	Real Property. Neither the Company nor any of its Subsidiaries owns or leases any real property in fee (or equivalent interest in the applicable jurisdiction).

2.17	Intellectual Property. Each of the Company and its Subsidiaries owns, or has the right to use, pursuant to valid licenses or otherwise, all Intellectual Property necessary to conduct the business of the Company and, as applicable, its Subsidiaries, except for any such Intellectual Property rights that, if not possessed by the Company or its Subsidiaries, would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, to the knowledge of the Company (a) the business of the Company and its Subsidiaries, as currently conducted, does not infringe, misappropriate, or otherwise violate any Person's Intellectual Property, and as of the date hereof there is no such claim pending or threatened in writing against the Company or any the Subsidiary of the Company and (b) no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any the Subsidiary of the Company.

2.18	Labor Matters. Neither the Company nor any of its Subsidiaries has ever had any employees.

2.19	Information Supplied For Use In Securities Filings. The information supplied or to be supplied in writing by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the Registration Statement will not, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the Proxy Statement/Prospectus will not, at the date it or any amendment or supplement is mailed to stockholders of the Company and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

2.20	Board Vote; Company Stockholder Approval; Takeover Statutes. The board of directors of the Company, at a meeting duly called and held, has, at the unanimous recommendation of a special committee of the board of directors (the "Special Committee"), by unanimous vote of all directors, (a) adopted a resolution which declares the Merger and the other Transactions to be advisable, (b) directed that the Merger be submitted for consideration at a meeting of the Company's stockholders and (c) subject to the provisions of this Agreement, resolved to recommend that the stockholders of the Company vote to approve the Merger (the recommendation described in clause (c) is the "Company Recommendation"). As of the date of this Agreement, none of such actions by the Company's board of directors has been amended, rescinded, or modified. The Company has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar federal or state Law (collectively, "Takeover Statutes") are applicable to this Agreement, the Merger or the other Transactions. No dissenters', appraisal or similar rights are available to the holders of Company Common Stock with respect to the Merger and the other Transactions. Each holder of a share of Company Common Stock entitled to vote at the Company Special Meeting is entitled to one vote per share.

2.21	Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Houlihan Lokey Capital, Inc., the fees and estimated expenses of which will be paid by the Company and deducted in the calculation described in Section 4.2, is entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.22	Opinion of Financial Advisors. The Special Committee has received the opinion of Houlihan Lokey Capital, Inc., dated the date of the meeting of the Special Committee at which the Special Committee resolved to recommend to the board of directors of the Company that it approve this Agreement, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Per Share Consideration provided for in the Merger pursuant to this Agreement was fair, from a financial point of view, to the holders of Company Common Stock.

2.23	No Other Representations. Except for the representations and warranties contained in this Article 2, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary makes any representation or warranty, express or implied.

2.24	Investigation. The Company has conducted its own independent review and analysis of Newco and the MAST Portfolio Assets and has been provided access to information regarding the MAST Portfolio Assets for this purpose. In entering into this Agreement, the Company has relied solely upon its own investigation and analysis and the investigation by employees of Full Circle Advisors LLC on the Company's behalf, and the Company acknowledges that, except for the representations and warranties of Newco in Article 3 and the representations and warranties made in the Subscription Agreement, none of Newco nor any of its respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Representatives. Without limiting the generality of the foregoing, none of Newco, GECG and MAST nor any of their respective Representatives or any other Person has made a representation or warranty to the Company with respect to (a) any projections, estimates or budgets for Newco or (b) any material, documents or information relating to Newco made available to each of the Company or any of its Representatives in any "data room," confidential information memorandum or otherwise, except as expressly and specifically covered by a representation or warranty in Article 3 or in the Subscription Agreement.

3.	Representations and Warranties of Newco. Except as disclosed in the disclosure letter, delivered by Newco to the Company concurrent with the execution and delivery of this Agreement (the "Newco Disclosure Letter"), Newco represents and warrants to the Company as follows:

3.1	Organization.

(a)	Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. On the Closing Date, Newco will be duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business to be conducted by the Surviving Corporation from and after the Effective Time will make such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Newco Material Adverse Effect. Newco has made available to the Company accurate and complete copies of the charter and bylaws of Newco, as currently in effect. Newco is not in violation of any provision of its charter or bylaws.

(b)	MAST is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(c)	GECG is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2	Capitalization.

(a)	The authorized capital stock of Newco consists of 100,000,000 shares of Newco Common Stock, of which thirty shares are issued and outstanding. Those shares are owned by GECG. After giving effect to the Newco Initial Capitalization, all the issued and outstanding shares of Newco's capital stock immediately before the Effective Time will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are, and immediately before the Effective Time will be, no (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Newco to issue, transfer or sell any shares of capital stock or other equity interests in Newco or securities convertible into or exchangeable for such shares or equity interests or any rights or obligations relating to the value of such interests, (ii) contractual obligations of Newco to repurchase, redeem or otherwise acquire any capital stock of Newco or (iii) voting trusts or similar agreements to which Newco is a party with respect to the voting of the capital stock of Newco.

(b)	Newco has no Subsidiaries.

3.3	Authorization; Validity of Agreement; Necessary Action.

(a)	Newco has the requisite corporate power and authority to execute and deliver this Agreement and the Subscription Agreement and to perform its obligations hereunder and thereunder, and to consummate the Transactions, including the Newco Initial Capitalization, the Merger, and the transactions contemplated by the Subscription Agreement and the Registration Rights Agreement. The board of directors of Newco has duly adopted resolutions declaring that the consummation by Newco of the Transactions, including the Merger, and the transactions contemplated by the Subscription Agreement, the Registration Rights Agreement, the New Management Agreement and the Administration Agreement, are advisable, and the sole stockholder of Newco has approved the Merger. The execution and delivery by Newco of this Agreement, the Subscription Agreement, the Registration Rights Agreement, the New Management Agreement and the Administration Agreement and its performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action and no other corporate action on the part of Newco is necessary to authorize the execution and delivery by Newco of this Agreement, the Subscription Agreement, the New Management Agreement and the Administration Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Newco (and assuming due and valid authorization, execution and delivery hereof by the other parties thereto) is a valid and binding obligation of Newco enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b)	Each of the Funds and GECG has the requisite corporate power and authority to execute and deliver the Subscription Agreement and to perform its obligations thereunder, and to consummate the transactions contemplated by the Subscription Agreement. The execution and delivery by the Funds and GECG of the Subscription Agreement and the performance by each of them of their respective obligations thereunder have been duly authorized by all requisite corporate or limited liability company action, as applicable, and no other corporate or limited liability company action on the part of any of the Funds or GECG is necessary to authorize the execution and delivery by the Funds and GECG of the Subscription Agreement and the consummation of the transactions contemplated by the Subscription Agreement. The Subscription Agreement has been duly executed and delivered by the Funds and GECG and is a valid and binding obligation of the Funds and GECG and is enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

3.4	Consents and Approvals; No Violations.

(a)	Neither the execution, delivery or performance by Newco of or under this Agreement and the Subscription Agreement, nor the consummation of the Transactions, including the Newco Initial Capitalization, the Merger, and the transactions contemplated by the Subscription Agreement, the Registration Rights Agreement, the New Management Agreement and the Administration Agreement will (i) violate any provision of the organizational documents of Newco (ii) assuming that the consents, approvals and filings referred to in Section 3.4 of the Newco Disclosure Letter are duly obtained and/or made, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Newco is a party, (iii) assuming that the consents, approvals, and filings referred to in Section 3.4 of the Newco Disclosure Letter are duly obtained and/or made, violate any Law applicable to Newco or (iv) require on the part of Newco any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Newco Material Adverse Effect or adversely affect the validity of any of the actions to be taken at the Closing or the validity or enforceability of this Agreement, the Subscription Agreement, the New Management Agreement and the Administration Agreement.

(b)	Neither the execution, delivery or performance by the Funds and GECG of or under the Subscription Agreement, nor the consummation of the transactions contemplated by the Subscription Agreement, will (i) violate any provision of the organizational documents of GECG or any of the Funds, (ii) assuming that the consents, approvals and filings referred to in Section 3.4 of the Newco Disclosure Letter are duly obtained and/or made, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GECG or any of the Funds is a party, (iii) assuming that the consents, approvals, and filings referred to in Section 3.4 of the Newco Disclosure Letter are duly obtained and/or made, violate any Law applicable to GECG or any of the Funds or (iv) require on the part of GECG or any of the Funds any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii)

and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not have a Newco Material Adverse Effect or adversely affect the validity of any of the actions to be taken at the Closing or the validity or enforceability of the Subscription Agreement.

3.5	Regulatory Matters. As of the date hereof, to the knowledge of Newco, there are no pending proceedings or investigations by a Governmental Entity with respect to Newco, MAST, GECG or any of the Funds. None of Newco, MAST, GECG or any of the Funds is subject to any regulatory exam or investigation or any cease-and-desist or other order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or is subject to any commitment letter or similar undertaking to, any Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated enterprises, nor has Newco, MAST, GECG or any of the Funds or the New Manager been advised in writing or, to the knowledge of Newco, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any of the foregoing or initiating an examination or investigation with respect to the foregoing.

3.6	Newco Operations; Financial Statements.

(a)	Newco was incorporated on April 22, 2016 and has conducted no business or operations nor has it incurred or suffered to exist any liability, Encumbrance or other obligation other than the obligations expressly set forth in connection with this Agreement, the Subscription Agreement, the Registration Rights Agreement and the Transactions, including the Merger, and the transactions contemplated by the Subscription Agreement and the Registration Rights Agreement. True, correct and complete copies of the executed Subscription Agreement and Registration Rights Agreement were delivered to the Company and its counsel concurrent with the execution and delivery of this Agreement.

(b)	Newco has not prepared any financial statements as of the date of this Agreement.

3.7	No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in connection with the Transactions, including the Merger or otherwise as contemplated by this Agreement and by the Subscription Agreement, (b) liabilities and obligations that would not have a Newco Material Adverse Effect and (c) other liabilities and obligations that are otherwise the subject of any other representation or warranty in this Article 3, since its inception Newco has not incurred any liabilities or obligations that would be required to be reflected or reserved against in a balance sheet of Newco prepared in accordance with GAAP.

3.8	Absence of Certain Changes. Except as contemplated by this Agreement and the Subscription Agreement, Newco (a) has conducted no business and (b) has not suffered a Newco Material Adverse Effect.

3.9	Employee Matters. Newco has never had any employees. Newco has not contributed to, nor has any liability or obligation under, any Benefit Plan or an ERISA Affiliate of any Benefit Plan.

3.10	Litigation. There is no Action, pending or, to the knowledge of Newco, threatened against Newco, MAST, GECG, any of the Funds or the New Manager or any of their respective properties or assets that could reasonably be expected to have a Newco Material Adverse Effect or to adversely affect the validity of any of the actions to be taken at the Closing or the enforceability of this Agreement or the Subscription Agreement or to hinder or materially delay the Closing.

3.11	Compliance with Law.

(a)	Except as would not, individually or in the aggregate, have a Newco Material Adverse Effect, neither Newco or the New Manager is in violation of, or in default under, any Law applicable to Newco or the New Manager, including, if and to the extent applicable, the Investment Company Act, the Investment Advisers Act, the Securities Act, and the Exchange Act.

(b)	Newco either has adopted or, prior to the Effective Time, will adopt written policies and procedures pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the "Federal Securities Laws," as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. Those policies and procedures will remain in effect at and following the Effective Time. Accurate and complete copies of those policies and procedures have been provided to the Company.

(c)	No "affiliated person" (as defined under the Investment Company Act) of Newco, MAST, GECG or the New Manager has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification.

(d)	Except as would not have a Newco Material Adverse Effect, each of Newco, MAST, the Funds and GECG (i) is and has been at all times in compliance with the applicable money laundering statutes of all jurisdictions having jurisdiction over Newco and (ii) have not, directly or indirectly, taken any action that would cause Newco to be in violation of the FCPA, or any other anticorruption or anti-bribery Laws applicable to the Newco.

(e)	None of Newco, MAST, the New Manager or GECG has received any written notification, or to Newco's knowledge, oral notification, from a Governmental Entity asserting that it is not in compliance in all material respects with any material Laws.

3.12	Material Contracts.

(a)	The Subscription Agreement has been duly executed and delivered by each of the parties thereto and is a legal valid and binding obligation of each of the parties thereto and is enforceable against each of the parties thereto, subject to the Enforceability Exceptions. The Company is an intended third-party beneficiary of the Subscription Agreement with the right to enforce the Subscription Agreement. Newco has made available to the Company an accurate and complete copy of the Subscription Agreement as currently in effect. There are no agreements, arrangements or understandings between or among any of the parties to the Subscription Agreement that relate to the subject matter thereof and are not set forth therein.

(b)	Section 3.12(b) of the Newco Disclosure Letter sets forth a list of each contract to which Newco is a party or by which any of its properties or assets is bound which:

(i)	contains any covenant expressly limiting the ability of Newco and its Affiliates to (A) engage in a line of business or compete with any Person in a line of business or (B) declare or pay any dividends;

(ii)	creates a material partnership, joint venture or similar arrangement that is not entered into in the ordinary course of business;

(iii)	relates to indebtedness incurred having a principal amount in excess of $1,000,000;

(iv)	obligates Newco to conduct any business that is material to Newco on an exclusive basis with any third party; or

(v)	was entered into after January 1, 2016 and relates to the acquisition or disposition by Newco of any business or operations involving value in excess of $1,000,000 as to which there are any material ongoing obligations of Newco.

(c)	Each contract listed in Section 3.12(b) of the Newco Disclosure Letter and each "material contract" as defined in Item 601(b)(10) of Regulation S-K under the Securities Act to which Newco is a party referred to herein as a "Purchaser Material Contract." Except as has not had and would not have a Newco Material Adverse Effect, (i) each Purchaser Material Contract is valid and binding on Newco and, to the knowledge of Newco, each other party thereto, as applicable, and in full force and effect (except that such enforcement may be subject to the Enforceability Exceptions) and (ii) there is no event or condition which has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Purchaser Material Contract by Newco.

3.13	Insurance. As of the Closing Date, Newco will be insured against such losses and risks and in such amounts as are customary in the businesses in which it is engaged and will have obtained and caused to be in effect such bond or bonds as will be required to be maintained by the Surviving Corporation from and after the Effective Time pursuant to Rule 17g-1 under the Investment Company Act. Except as has not had and would not reasonably be expected to have a Newco Material Adverse Effect, all such insurance policies will be in full force and effect and no written notice of cancellation has been received by Newco under such policies.

3.14	Taxes.

(a)	Newco has no liability for Taxes, has not been required to file any Tax Return, has entered into no contract in respect of Taxes and, other than as contemplated by this Agreement, has made no election in respect of Taxes. Newco is not a "distributing corporation" or a "controlled corporation" in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply. Newco has not participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b)	Newco neither has taken any action nor has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to the Company.

(c)	Except as has not had, and would not reasonably be expected to have, a Newco Material Adverse Effect, there are no Encumbrances for Taxes on the Measurement Date MAST Portfolio.

3.15	Investment Assets.

(a)	Immediately prior to the Effective Time, Newco will own $30,000,000 in cash and will have good title to all securities, evidences of indebtedness and other financial instruments comprising the Measurement Date MAST Portfolio, free and clear of any material Encumbrances except for Encumbrances consisting of restrictions on transfer imposed under applicable Laws or agreed to in respect of investments entered into in the ordinary course of business (provided such Encumbrances do not impair or frustrate the Transactions).

(b)	Annex 1 of the Subscription Agreement sets forth an accurate and complete schedule of the MAST Portfolio Assets as of the date of this Agreement. Prior to the date of this Agreement, MAST has made available to the Company and its Representatives complete and accurate copies of all the material MAST Portfolio Loan Documents. To the knowledge of Newco, each of the MAST Portfolio Loan Documents is valid and enforceable and in full force and effect. To Newco's knowledge, at the date hereof no event described in clauses (i), (ii) or (iii) of the definition of "Credit Event" has occurred with respect to any MAST Portfolio Asset.

3.16	Real Property. Newco does not own or lease any real property.

3.17	Intellectual Property. Newco owns, or is validly licensed or otherwise has the right to use, all Intellectual Property necessary to conduct the business of Newco and that will be necessary to conduct the business of the Surviving Corporation, except for any such Intellectual Property rights that, if not possessed by Newco, would not have a Newco Material Adverse Effect.

3.18	Information Supplied for Use in Securities Filings. The information supplied or to be supplied in writing by Newco, GECG, MAST, the New Manager or the Funds expressly for inclusion or incorporation by reference in the Registration Statement will not, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the Proxy Statement/Prospectus will not, at the date it or any amendment or supplement is mailed to stockholders of the Company and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

3.19	Shares. The shares of Surviving Corporation Common Stock to be issued hereunder have been duly authorized and, upon issuance in accordance with this Agreement, will be validly issued, fully paid and non-assessable and not issued in contravention of any preemptive right nor subject to any Encumbrance arising from contracts or actions taken by Newco or the Surviving Corporation.

3.20	Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Newco, MAST, GECG, any of the Funds or any Affiliate of any of the foregoing.

3.21	Share Ownership; Acquiring Person Status. None of Newco, MAST, GECG, nor any of their respective Affiliates owns (beneficially, of record or otherwise) any shares of Company Common Stock. None of Newco, GECG, MAST or any of their respective Affiliates is or has ever been an "acquiring person" (as defined in Section 3-701 of the MGCL) with respect to the Company.

3.22	No Arrangements with Management or Stockholders. Other than this Agreement and as set forth on Section 3.22 of the Newco Disclosure Letter, as of the date hereof, there are no binding contracts, undertakings, commitments, agreements or obligations or understandings, whether written or oral, between Newco or any of its Affiliates, on the one hand, and (i) any member of the Company's management or board of directors or (ii) any stockholder of the Company, on the other hand, relating to the Transactions or the operations of the Surviving Corporation.

3.23	New Manager; Certain Regulatory Matters.

(a)	The New Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The New Manager shall file a Form ADV with the SEC and shall be registered as an investment adviser under the Investment Advisers Act prior to the consummation of the Merger. When the New Manager becomes registered as an investment adviser under the Investment Advisers Act, it will not be prohibited by the Investment Advisers Act or the Investment Company Act from acting as the investment adviser of the Surviving Corporation. There is no pending proceeding or, to the knowledge of Newco, any threatened proceeding or any other fact or circumstance that reasonably could be expected to adversely affect or delay the registration of the New Manager with the SEC as an investment adviser under the Investment Advisers Act or the ability of the New Manager to perform its obligations under the New Management Agreement or the Administration Agreement. There is no action, suit or proceeding or, inquiry or investigation before or brought by any court, governmental agency or body, domestic or foreign, pending, or, to the knowledge of Newco, threatened, against or affecting the New Manager.

(b)	None of the New Manager, MAST, GECG or any other Person "associated" (within the meaning of "person associated with an investment adviser" as defined in Section 202(a)(17) of the Investment Advisers Act) with the New Manager, GECG or MAST, has been convicted of any crime or is or has engaged in any conduct that would be a basis for (i) denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or any other applicable Law, or ineligibility to serve as a Person associated with an investment adviser, (ii) being ineligible to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act or any other applicable Law or (iii) being ineligible to serve as a broker-dealer or an associated Person of a broker-dealer pursuant to Section 15(b) of the Exchange Act or any other applicable Law, and there is no pending or threatened civil or governmental proceeding that reasonably would be expected to result in or become the basis for any such ineligibility, disqualification, denial, suspension or revocation.

(c)	None of the New Manager, MAST, GECG or any of their Subsidiaries has at any time registered as a "commodity pool operator" or "commodity trading adviser" within the meaning of the Commodity Exchange Act, or a trust company. No Person other than a full-time employee of the New Manager, MAST, GECG or any of their Subsidiaries provides investment advisory services on behalf of the New Manager, MAST, GECG or any of their Subsidiaries to clients of the New Manager, MAST, GECG or any of their Subsidiaries or solicits clients with respect to the provision of investment advisory services by the New Manager, MAST, GECG or any of their Subsidiaries.

3.24	Sufficient Funds. GECG has available to it all funds necessary to fund its obligations under the Subscription Agreement and its obligations under the Subscription Agreement are not dependent or conditional upon the receipt of financing (whether debt or equity) from any third party. Each of Newco and the Company has the right to enforce GECG's funding obligation under the Subscription Agreement.

3.25	Investigation. Each of Newco, GECG and MAST (on its own behalf and on behalf of the Funds) has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, Newco has relied solely upon its own investigation and analysis and the investigation by employees of GECG and MAST on Newco's behalf, and Newco acknowledges that, except for the representations and warranties of the Company in Article 2, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Newco, GECG, MAST or any of their respective Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Newco, GECG, MAST or any of the Funds with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Newco, GECG, MAST or any of the Funds or any Representatives of any of the foregoing in any "data room," confidential information memorandum or otherwise, except as expressly and specifically covered by a representation or warranty in Article 2.

4.	Covenants

4.1	Interim Operations.

(a)	During the period from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 6.1, except

(i) as required by Law, (ii) with the prior written consent of Newco, which consent shall not be unreasonably withheld, delayed or conditioned or (iii) as contemplated or permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course and preserve intact its business organization and listing exchange status, keep available the services of its current officers and employees, maintain in effect all material licenses and permits required to carry on their respective businesses, maintain in effect any exemptive orders or exemptive relief which they have received from the SEC and which are currently in effect, and preserve their material business relationships and maintain generally its business relationships with its lenders and others having business relationships with it; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 4.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision.

(b)	Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 6.1, except (i) as may be required by Law, (ii) with the prior written consent of Newco, which consent shall not be unreasonably withheld, delayed or conditioned, or (iii) as required, contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(A)	issue, deliver, sell, dispose of, pledge or otherwise encumber, amend the terms of, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (1) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (2) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

(B)	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock;

(C)	split, combine, subdivide or reclassify any Company Common Stock or, except as provided in Section 4.14, declare, set aside for payment or pay any dividend (whether in cash, stock or property, or any combination thereof) in respect of any Company Common Stock or otherwise make any payments to stockholders in their capacity as such;

(D)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Transactions;

(E)	enter into any new line of business;

(F)	other than in the ordinary course of business and consistent with past practices, redeem, repurchase, prepay, defease, incur or otherwise acquire or amend or modify the terms of any indebtedness for borrowed money, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or pledge any of the Company's assets or enter into any arrangement which would have the economic effect of any of the foregoing, in each case, in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness;

(G)	make any investment, investment contract or loan (other than any unfunded commitments existing as of the date hereof) either by sale or purchase of stock or securities or otherwise, contributions to capital, property transfers, or purchase of any property or assets of any other individual, Person or other entity (other than a Subsidiary), sell, dispose of, transfer, lease, amend, modify, grant waivers with respect to or discontinue any investment, investment contract or loan; or acquire, sell, lease or dispose of any non-investment assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole, to any Person other than a wholly-owned Subsidiary;

(H)	except as provided for in this Agreement, grant any increase in, take any action to accelerate the vesting or payment or fund or in any other way secure the payment of, the compensation and benefits of any of the Company's directors, officers, consultants or employees, enter into any employment or severance agreement with any such director, officer, consultant or employee, or adopt, terminate or materially amend any Company Benefit Plan;

(I)	make any material change in any of the financial accounting principles, practices or methods used by the Company unless required by GAAP or applicable Law;

(J)	change its fiscal year;

(K)	amend any material Tax Return of the Company, make, revoke or amend any material Tax election of the Company, adopt or change any Tax accounting principles, methods or policies other than as required by applicable Law, change any Tax accounting period, enter into any closing agreement as described in Section 7121 of the Code (or any corresponding or similar agreement under applicable state, local or foreign tax Law) affecting any material Tax liability or refund, or settle or compromise any material Tax liability or refund of the Company;

(L)	directly or indirectly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify or not be subject to tax as a RIC; provided, however, that on or before the Effective Time, the Company shall (if not adequately provided for by the Special Dividend contemplated by Section 4.14) take such actions as are necessary to ensure that (i) the Company would not be subject to the tax imposed under Section 4982(a) of the Code if the Effective Time were the end of the calendar year, (ii) the Company satisfies the requirements Section 852(a) of the Code for its last federal income tax year, and (iii) the Company is not subject to tax under Section 852(b)(1) or 852(b)(3)(A) of the Code in its last federal income tax year.

(M)	make or incur any obligation to make any capital expenditures;

(N)	enter into or draw down from any contract, agreement, commitment or arrangement whereby the obligation or liability imposed on the Company or any of its Subsidiaries under such contract, agreement, commitment or arrangement would exceed $50,000, or whereby such contract, agreement, commitment or arrangement would otherwise constitute a Company Material Contract, or amend any contract, agreement, commitment or arrangements in existence on the date hereof that, after giving effect to such amendment, would impose an obligation or liability on the Company or any of its Subsidiaries under such contract, agreement, commitment or arrangement in excess of $50,000 or constitute a Company Material Contract;

(O)	except as otherwise provided in this Agreement, enter into, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any Company Material Contract;

(P)	commence or settle any material claim, suit, action or proceeding (other than in connection with or with respect to this Agreement or any of the Transactions);

(Q)	amend the certificate of incorporation or bylaws of the Company or similar governing documents of any of its Subsidiaries; or

(R)	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c)	During the period from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 6.1, Newco shall not (i) incur any liabilities or obligations (other than in connection with its formation, its initial capitalization and the Transactions contemplated in this Agreement and the transactions contemplated by the Subscription Agreement), (ii) declare or pay any dividend or distribution or (iii) take any action that could impair its ability to pay and perform its obligations under Section 6.2 upon a termination of this Agreement. Newco will procure that, during the period from the date of this Agreement to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 6.1, except (i) as required by Law or, (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, MAST and the Funds will manage the MAST Portfolio Assets in the ordinary course consistent with past practice and, without limiting the generality of the foregoing, none of MAST or the Funds will subject any of the MAST Portfolio Assets to any Encumbrance that would prohibit the transfer of such asset to Newco under the Subscription Agreement. For the avoidance of doubt, the Funds will provide the Company prompt notice in the event that any of them (A) agree to any modification of or waiver or forbearance under any MAST Portfolio Loan Document, or waive or fail to enforce any material right under any MAST Portfolio Loan Document or (B) consent to any release of collateral relating to any MAST Portfolio Asset. Newco will procure that, during the period from the Measurement Date to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 6.1, neither MAST nor any of the Funds will execute any trade with respect to any MAST Portfolio Asset except (i) as may be required by Law, (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, or (iii) as required by this Agreement.

4.2	Net Asset Value Calculation.

(a)	Section 4.2 of the Company Disclosure Letter and Section 4.2 of the Newco Disclosure Letter set forth, respectively, a calculation of the Company Net Asset Value and a calculation of the Newco Net Asset Value, in each case as of March 31, 2016.

(b)	Not later than the 15th day of every calendar month after June 30, 2016, and until the Proxy Statement/Prospectus is first mailed to the Company's stockholders, (i) the Company shall deliver to Newco a calculation of the Company Net Asset Value that is consistent with the methodology described in Section 4.2(a) and (ii) Newco shall deliver to the Company a calculation of the Newco Net Asset Value, in each case as of the last day of the calendar month immediately preceding the date of delivery. The Company and Newco each shall give the other party and its Representatives reasonable access to the individuals who have prepared each such calculation and to such information, books, records and work papers as may be reasonably requested in order to assist it with its review of such calculation. The Company and Newco each shall, and shall cause their respective Representatives to, reasonably cooperate with each other to promptly resolve any disputes over any aspect of the calculation of Net Asset Value.

(c)	Newco and the Company shall cooperate in good faith to finalize as promptly as practicable the calculations of Company Net Asset Value and Newco Net Asset Value as of the Measurement Date and to apply those calculations to determine the Exchange Ratio. The Proxy Statement/Prospectus shall not be mailed to the Company's stockholders until Newco and the Company have mutually agreed the Measurement Date calculations of Company Net Asset Value and Newco Net Asset Value and the Exchange Ratio. No changes shall be made to those calculations after the Proxy Statement/Prospectus is mailed.

4.3	Access to Information.

(a)	From the date hereof until the earlier of the Effective Time and the termination of this Agreement, the Company (i) shall (and shall cause each of its Subsidiaries to) afford to Newco's Representatives reasonable access, in a manner not disruptive to the operations of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the books and records of the Company and its Subsidiaries (including all books and records relating to the Company's investment portfolio); (ii) shall (and shall cause each of its Subsidiaries to) furnish promptly to Newco's Representatives all information reasonably requested by those Representatives regarding the Company and the Company's investment portfolio; and (iii) shall use commercially reasonable efforts to provide Newco's Representatives with such information as they reasonably may request regarding the issuers of and obligors under the financial assets held in the Company's investment portfolio and all communications with such issuers and obligors relating to any such financial asset.

(b)	From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Newco (i) shall afford to the Company's Representatives reasonable access, in a manner not disruptive to Newco's business operations, during normal business hours and upon reasonable notice, to Newco's books and records and to all books and records relating to the Signing Date MAST Portfolio (including all the MAST Portfolio Loan Documents); (ii) shall furnish promptly to the Company's Representatives all information reasonably requested by those Representatives regarding Newco and the Signing Date MAST Portfolio; and (iii) shall use commercially reasonable efforts to provide the Company's Representatives with such information as they reasonably may request regarding the issuers of and obligors under the MAST Portfolio Assets and all communications with such issuers and obligors relating to any MAST Portfolio Asset.

(c)	Nothing herein shall require the Company or any of its Subsidiaries or Newco to disclose any information to the other party if such disclosure would, in the reasonable judgment of the Company or Newco, as applicable, (i) cause significant competitive harm to it or its Subsidiaries or portfolio companies if the Transactions are not consummated, (ii) violate applicable Law or the provisions of any agreement to which it or any of its Subsidiaries or portfolio companies is a party or (iii) jeopardize any attorney-client or other privilege or trade secret protection (it being understood and agreed that the Company and/or its counsel shall use their reasonable best efforts to enter into joint defense agreements or other arrangements, as applicable, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client or other legal privilege). If any of the information or material furnished pursuant to this Section 4.3 includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Action or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine.

(d)	The Company and Newco will not, and each will cause its respective Representatives not to, use any information obtained pursuant to this Section 4.3 for any competitive or other purpose unrelated to the consummation of the Transactions.

4.4	Company Special Meeting; Proxy Statement/Prospectus.

(a)	The Company shall take all action necessary in accordance with applicable Law, its organizational documents and the NASDAQ rules to call, give notice of, convene and hold the Company Special Meeting, as soon as reasonably practicable after the Registration Statement has been declared effective by the SEC (but in any event, no later than 45 days after such declaration of effectiveness) for the purpose of obtaining the Company Stockholder Approval. If at the initial scheduled date of the Company Special Meeting there are not sufficient votes to approve the Merger, the Company may

(and shall, if requested in writing to do so by Newco) adjourn the meeting to allow for solicitation of additional votes to obtain the Company Stockholder Approval. The Company may, but will not be required to, adjourn the Company Special Meeting more than once. Unless this Agreement has been terminated in accordance with Section 6.1, the Company's obligations pursuant to this Section 4.4 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by the Company's board of directors effecting any Change in Recommendation.

(b)	As soon as practicable after the date hereof (but, in any event, no later than twenty Business Days following the date of this Agreement), the Company and Newco shall jointly prepare the Proxy Statement/Prospectus and Newco shall prepare (with the Company's reasonable cooperation) and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included. Newco and the Company will provide each other with any information which may be reasonably requested in order to effectuate the preparation and filing of the Proxy Statement/Prospectus and the Registration Statement and the verification of the statements and other information set forth therein. Neither the original filing of, nor any amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by Newco unless (i) the Company has been afforded a reasonable opportunity to review, comment on and approve the applicable document and (ii) the Company has approved the filing (such approval not to be unreasonably withheld, conditioned or delayed). Newco will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other Transactions. Each of Newco and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement/Prospectus. Whenever any event occurs which is required to be set forth in the Proxy Statement/Prospectus and/or the Registration Statement, or in an amendment or supplement thereto, Newco or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company and Newco any such amendment or supplement. Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and Proxy Statement/Prospectus (and any amendment or supplement thereto) prior to the time it is filed with the SEC, will consider and take into account in good faith all revisions proposed by the other party and will provide the other party with a copy of all such filings made with the SEC. The Proxy Statement/Prospectus shall include the Company Recommendation (unless there has been a Change in Recommendation pursuant to Section 4.5(d)). Subject to the other provisions of this Agreement (including Section 4.2), the Company shall mail the Proxy Statement/Prospectus to its stockholders promptly after the Registration Statement is declared effective by the SEC.

(c)	Each of the Company and Newco shall, upon request, furnish to the other all information concerning itself and any Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of the Company or Newco or any of their Subsidiaries to any Governmental Entity in connection with the Transactions.

(d)	The Company agrees that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company agrees that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus or any supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Special Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement/Prospectus should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Newco of such fact or event. Notwithstanding the forgoing, no representation, warranty or covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Newco for inclusion or incorporation by reference therein. The Company agrees that the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act, the Investment Company Act and the Exchange Act.

(e)	Newco agrees that none of the information supplied or to be supplied by or on behalf of Newco for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Newco agrees that none of the information supplied or to be supplied by or on behalf of Newco for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus or any amendment thereof or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Special Meeting any fact or event relating to Newco or any of its Affiliates which should be set forth in the Proxy Statement/Prospectus or any supplement thereto should be discovered by Newco or should occur, Newco shall, promptly after becoming aware thereof, inform the Company of such fact or event. Notwithstanding the forgoing, no representation, warranty or covenant is made by Newco with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein. Newco agrees that the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act, the Investment Company Act and the Exchange Act.

4.5	No Solicitation.

(a)	From and after the date of this Agreement, the Company will not, and will cause its Subsidiaries not to, and will instruct the Company's and its Subsidiaries' respective officers, directors, employees and other Representatives (whether acting in such capacity or otherwise) not to (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) (A) engage in negotiations or discussions with or provide any information or data to, any Person that reasonably could be expected to lead to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal. From and after the date of this Agreement, the Company's board of directors (in its capacity as such) will not (x) take any steps to encourage or otherwise facilitate (1) any direct or indirect transaction or series of transactions that could result in an assignment (as defined under the Investment Company Act) of the Company's investment advisory agreement with Full Circle Advisors LLC, (2) termination or modification of the Company's existing investment advisory agreement with Full Circle Advisors LLC, or (3) entry into a new investment advisory agreement, including any sub-advisory agreement, in each case including but not limited to any authorization or approval thereof by the board of directors of the Company or solicitation of approval thereof from the stockholders of the Company, or (y) authorize or approve a liquidation of the Company. The Company shall, and shall direct each of its Representatives to, immediately cease (and not resume) any solicitations, discussions or negotiations with any Person (other than MAST, GECG, Newco and their Affiliates) conducted heretofore with respect to any Acquisition Proposal or that reasonably could be expected to lead to an Acquisition Proposal and promptly request the return or destruction of confidential information related thereto.

(b)	Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, if the Company receives a bona fide Acquisition Proposal that is not received in violation of this Section 4.5, the Company and its board of directors or any committee thereof may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its Representatives or potential sources of financing if the Company's board of directors determines in good faith, after consultation with counsel and its financial advisor, that such Person is reasonably likely to submit to the Company a Superior Proposal and that failure to take such action could reasonably be expected to be inconsistent with the directors' fiduciary duties; provided, however, that, prior to providing any nonpublic information to such Person, the Company shall have entered into a confidentiality agreement with such Person that permits the disclosure contemplated by this Section 4.5 and that any nonpublic information concerning the Company and its Subsidiaries provided to such Person, to the extent not previously provided to Newco or its Affiliates or Representatives, is promptly provided to Newco. Nothing in this Agreement shall prevent the Company or its board of directors from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act or otherwise complying with its disclosure obligations under applicable Law with regard to any Acquisition Proposal. Nothing in this Agreement shall prevent the Company from waiving or failing to enforce any standstill or similar obligation if the Company's board of directors or any committee thereof determines in good faith (after consultation with counsel) that failure to take such action could reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law, if the Company first provides written notice to Newco, not less than three Business Days in advance, of such determination and intent to do so and specifying the reasons therefor.

(c)	The Company will promptly (and in any event within forty-eight hours) notify Newco of the receipt by the Company of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal (including a copy thereof and any financing commitment papers submitted therewith, if such Acquisition Proposal is in writing). The Company will keep Newco reasonably informed of the status and material terms and conditions of any such Acquisition Proposal (and in any event within forty-eight hours) and of any amendments or proposed amendments thereto and will promptly (and in any event within forty-eight hours) notify Newco of any determination by the Company's board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d)	The board of directors of the Company or any committee thereof may, at any time prior to receipt of the Company Stockholder Approval, (i) approve, endorse or recommend a Superior Proposal and cause the Company to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to Newco or withdraw the Company Recommendation (any action described in (i) or (ii) above being referred to as a "Change in Recommendation"), provided that prior to such Change in Recommendation, the board of directors of the Company determines, in good faith (after consultation with counsel), that the failure to take such action could reasonably be expected to be inconsistent with the directors' fiduciary duties under applicable Law.

(e)	Notwithstanding anything to the contrary contained in this Agreement, the Company may not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless (i) the Company is not in material breach of this Section 4.5 and (ii) it notifies Newco in writing of its intention to take such action at least three Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the Person(s) making such Superior Proposal and other material documents (including any financing commitments with respect to such Superior Proposal). After providing notice and prior to taking such actions, the Company shall have, and shall have caused its Representatives, to negotiate with Newco in good faith (to the extent Newco desires to negotiate), to make such adjustments in the terms and conditions of this Agreement that the board of directors of the Company determines, in good faith after consultation with counsel and its financial advisor, is at least as favorable to the Company's stockholders as such Superior Proposal.

4.6	Publicity. The initial press release by the Company with respect to the execution of this Agreement shall be in a form acceptable to Newco and the Company. Neither the Company nor Newco (nor any of their respective controlled Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will not be required to obtain the prior agreement of or consult with Newco in connection with any such press release or public announcement effecting a Change in Recommendation (including in connection with any press release or public announcement relating to such Change in Recommendation).

4.7	Directors' and Officers' Insurance and Indemnification.

(a)	The parties agree that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of (i) the current or former directors, managers, officers and employees of the Company or any of its Subsidiaries, (ii) each Person who served as a director, manager, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries, and (iii) Full Circle Advisors, LLC, Full Circle Service Company, LLC, each of their respective members, and their respective officers, managers, partners, agents, employees, controlling persons, members and any other Person affiliated with any of them (each, together with such Person's heirs, executors or administrators, an "Indemnified Party") as provided in the respective articles of incorporation and bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries and in any Indemnification Agreement (as defined below) will survive the Merger and will continue in full force and effect, to the fullest extent such rights to exculpation, indemnification and advancement of expenses are permitted under applicable Law. For a period of six years from the Effective Time, the Surviving Corporation shall contain and maintain in effect the exculpation, indemnification and advancement of expenses provisions of such articles of incorporation, bylaws and indemnification agreements as in effect as of the date of this Agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of the Indemnified Party. For purposes of this Agreement, "Indemnification Agreement" means any indemnification or exculpation agreement or provision between the Company or any of its Subsidiaries on the one hand and on the other hand an Indemnified Party, including under the Investment Advisory Agreement, dated as of July 13, 2010, by and between the Company and Full Circle Advisors, LLC (the "Full Circle Advisory Agreement") and the Administration Agreement, dated as of July 14, 2010, by and between the Company and Full Circle Service Company, LLC, as in effect on the date of this Agreement.

(b)	From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each Indemnified Party against all costs and expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities, penalties and amounts paid in settlement or compromise in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted (any of the foregoing a "Legal Proceeding"), arising out of, relating to or in connection with an action, omission, circumstance or state of affairs occurring or existing or alleged to have occurred or existed at or prior to the Effective Time and related to or arising out of an Indemnified Party's service as a director, manager, officer, employee, investment adviser, administrator or fiduciary of the Company or any of its Subsidiaries (including any Legal Proceeding relating to this Agreement, the Merger or the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted by Law. With respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnified Party as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnified Party (i)

was authorized by a majority of the board of directors of the Surviving Corporation or (ii) was instituted by the Indemnified Party to enforce his or her rights to indemnification hereunder in a case in which the Indemnified Party is found to be entitled to such indemnification. To the fullest extent permitted by Law, the Surviving Corporation shall advance, pay directly or reimburse, from time to time as incurred and promptly upon request, the expenses (including reasonable legal fees and expenses) of any Indemnified Party, that are attributable to any Legal Proceeding for which indemnification is or may be available hereunder.

(c)	Before the Closing Date, the Company shall purchase a tail policy of directors' and officers' liability insurance and fiduciary liability insurance for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the "Insured Parties") with respect to matters occurring at or prior to the Effective Time (including the Transactions). Newco shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder. The cost of such tail insurance shall be taken into account in calculating the Company Net Asset Value.

(d)	The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees and expenses, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 4.7, from time to time as incurred and promptly upon request.

(e)	The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement or agreement, the MGCL or otherwise.

(f)	This Section 4.7 is intended to benefit, and shall be enforceable by, the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Newco, the Company and the Surviving Corporation.

(g)	If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation or its respective successors or assigns, as the case may be, assume the obligations set forth in this Section 4.7.

(h)	For the avoidance of doubt, the Company acknowledges and agrees that the indemnification and other provisions in Section 8 of the Full Circle Advisory Agreement apply with respect to the involvement of Full Circle Advisors, LLC in the transactions contemplated by this Agreement.

4.8	Reasonable Best Efforts. Upon the terms and subject to the conditions in this Agreement, the Company and Newco shall each use their reasonable best efforts to promptly (a) take, or cause to be taken and seek to cause the New Manager to take, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions contemplated by this Agreement and the transactions contemplated by the Subscription Agreement; (b) obtain from any Governmental Entity any actions, non-actions, clearances, waivers, consents, approvals, authorizations, licenses, permits or orders required to be obtained by the Company, Newco or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Transactions and obtain from third parties all waivers, consents, approvals and authorizations that are necessary or advisable in connection with the consummation of the Transactions, including the Company's using reasonable best efforts (subject to the other provisions of this Agreement) to obtain the Company Stockholder Approval; (c) make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions, including the Merger, required under (i) any applicable federal or state securities Laws, (ii) any applicable competition, antitrust or investment Laws and (iii) any other applicable Law; provided, however, that the Company and Newco will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (d) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions; (e) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the Transactions; (f) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity relating to the Transactions or in connection with any proceeding by a private party relating thereto, and give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (g) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions; and (h) execute and deliver any additional instruments necessary to consummate the Transactions. No party to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other party to this Agreement, which consent shall not be unreasonably withheld; provided, however, notwithstanding anything herein to the contrary, in no event shall any party be required to divest, license, hold separate or take any other similar actions, or agree to any undertakings or to take or agree to take any other action or agree to any other limitation or restriction that would materially and adversely impair the overall benefits expected to be realized by such party from the Transactions contemplated by this Agreement, including the Merger, or the transactions contemplated by the Subscription Agreement or Registration Rights Agreement.

4.9	Subscription Agreement. Newco will (a) take all actions within its power to cause each of the other parties to the Subscription Agreement to perform promptly their respective obligations under the Subscription Agreement, (b) enforce Newco's rights under the Subscription Agreement and (c) not waive any condition in, extend the time for performance under, or consent or agree to any amendment or supplement to the Subscription Agreement.

4.10	Takeover Statute. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

4.11	Listing of Newco Common Stock. Newco shall use reasonable best efforts to cause the shares of Surviving Corporation Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event prior to the Effective Time.

4.12	Rule 16b-3. The Company and Newco shall each take such steps as may be necessary or advisable to cause dispositions of Company equity securities (including derivative securities) and acquisitions of shares of Surviving Corporation Common Stock in the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.13	Confidential Information.

(a)	All Confidential Information (i) will be used solely for the purpose of the Transactions; (ii) will be kept strictly confidential by the receiving party; and (iii) will be provided by the receiving party solely to those of its Representatives to whom disclosure is reasonably deemed to be required to facilitate the Transactions. Nothing in this Agreement will restrict the use by Representatives of Confidential Information that is such Representative's unaided memory that was acquired in the ordinary course of evaluating and considering the Transaction. All Confidential Information is and will remain the property of the furnishing party. Before providing access to Confidential Information to any Representative, the receiving party will inform such Representative of the contents of this Agreement and the confidentiality of the Confidential Information, and will advise such Representative that, by accepting possession of or access to such information, such Representative is agreeing to be bound by this Agreement. Each party will instruct its Representatives to observe the terms of this Agreement and will be responsible for any breach of this Agreement by any of its Representatives.

(b)	If the receiving party is requested in any judicial or administrative proceeding, or by any governmental or regulatory authority, to disclose any Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise), the receiving party will give the furnishing party prompt notice of such request so that the furnishing party may seek an appropriate protective order, and, upon the furnishing party's request and at the furnishing party's expense, will cooperate with the furnishing party in seeking such an order. If the receiving party is nonetheless compelled to disclose Confidential Information, the receiving party will disclose only that portion of the Confidential Information which the receiving party is legally required to disclose and, upon the furnishing party's request and at the furnishing party's expense, will use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information to the extent such assurances are available.

4.14	Special Dividend. On a day occurring on or following satisfaction or waiver of all of the conditions set forth in Article 5 (other than conditions that by their terms are to be satisfied at the Closing), but in any event before the day (such day, the "Effectiveness Day") on which the Effective Time occurs, the Company's board of directors shall declare the Special Dividend and set the close of business on the Effectiveness Day as the record date for determining the holders of record of Company Common Stock entitled to receive the Special Dividend. After the Effective Time, Newco shall cause the Exchange Agent, as agent for and on behalf of the Company, to pay the Special Dividend to such holders of record of Company Common Stock in accordance with Section 1.8(h) hereof.

4.15	No Control of Operations. Nothing contained in this Agreement shall give Newco or any of its Affiliates, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

4.16	Agreements.

(a)	The Company shall (i) cause the Company's investment management agreement with Full Circle Advisors LLC to be terminated without liability to the Company (other than accrued but unpaid fees) as of the Effective Time and (ii) cause the Company's administration agreement with Full Circle Service Company LLC, to be terminable by the Surviving Corporation without penalty or termination fee on thirty days' notice.

(b)	Until after the 2017 annual meeting of the Surviving Corporation's stockholders, the Surviving Corporation shall not submit to the stockholders of the Surviving Corporation a proposal to increase the management fee payable to the New Manager.

4.17	Tax Treatment.

(a)	The Company shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action, or knowingly fail to take or allow another Person to fail to take any action, before or after the Closing, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to the Company.

(b)	Newco shall not take or cause to be taken any action, or knowingly fail to take or allow another Person to fail to take any action, before or after the Closing, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code with respect to the Company.

(c)	The parties to this Agreement hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)	All transfer, real estate transfer, documentary, stamp, recording, sales, use and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the Transactions shall be paid by Newco or the Surviving Corporation.

4.18	Stockholder Protections. So long as GECG and the Funds in the aggregate own thirty-five percent or more of the Surviving Corporation Common Stock, (a) a majority of the board of directors of the Surviving Corporation shall not be "interested persons" (as such term is defined in the Investment Company Act, the "Surviving Corporation Independent Directors"); (b) any transaction between GECG and the Funds, on the one hand, and the Surviving Corporation, on the other hand, shall be approved by a majority of the Surviving Corporation Independent Directors unless conducted pursuant to an agreement in place as of the Closing; (c) any change in the size of the board of directors of the Surviving Corporation shall be approved by the Surviving Corporation Independent Directors; and (d) if the Surviving Corporation seeks, at a meeting of stockholders or an action by written consent, approval of a proposal to (i) approve a new investment management agreement or amend the New Management Agreement, (ii) amend the Surviving Corporation's charter or (iii) approve the issuance of common stock below the Surviving Corporation's then current Net Asset Value per share, GECG and the Funds shall vote their shares of the Surviving Corporation Common Stock in the same proportions as stockholders that are not "affiliates" of the Surviving Corporation, as such term is defined in the Investment Company Act.

4.19	Stock Repurchase Program. The Surviving Corporation shall implement a stock repurchase program for a period of eighteen months following the Effective Time pursuant to Rule 10b5-1 under the Exchange Act to repurchase, subject to compliance by the Surviving Corporation with any of its liquidity, covenant, leverage and regulatory requirements and the approval and continuation of such program by the board of directors of the Surviving Corporation in light of its fiduciary duties, shares in an aggregate amount of up to $15,000,000 at market prices at any time the shares of Surviving Corporation Common Stock trade below ninety percent of the Surviving Corporation's most recently disclosed Net Asset Value.

5.	Conditions

5.1	Conditions to Each Party's Obligation to Consummate the Merger. The obligations of the parties to consummate the Merger are subject to the satisfaction (or waiver, if permissible under applicable Law) of the following conditions:

(a)	the Company Stockholder Approval shall have been obtained;

(b)	no Governmental Entity having jurisdiction over the Company or Newco shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement;

(c)	the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC that have not been withdrawn;

(d)	the New Manager shall be registered as an investment adviser under the Investment Advisers Act;

(e)	Newco shall be regulated as a BDC under the Investment Company Act; and

(f)	the shares of Surviving Corporation Common Stock issuable in the Merger shall have been authorized for listing on NASDAQ upon official notice of issuance.

5.2	Conditions to the Obligations of Newco. The obligations of Newco to consummate the Merger are subject to the satisfaction (or waiver) of the following further conditions:

(a)	each of the representations and warranties of the Company shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all respects only as of such particular date or with respect to such specific period), except for any failure to be true and correct that would not have a Company Material Adverse Effect;

(b)	the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c)	Newco shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied; and

(d)	since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

5.3	Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a)	each of the representations and warranties of Newco in this Agreement, and each of the representations and warranties of every party to the Subscription Agreement, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all respects only as of such particular date or with respect to such specific period), except for de minimis inaccuracies;

(b)	Newco shall have performed in all material respects its obligations hereunder and each of the parties to the Subscription Agreement shall have performed in all material respects its obligations thereunder, in each case as required to be performed by it at or prior to the Closing and including the actions described in Section 1.2;

(c)	the Company shall have received a certificate signed by an authorized officer of Newco, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied;

(d)	the transactions contemplated by the Subscription Agreement shall have been consummated without waiver of any conditions thereto;

(e)	since the date of this Agreement, there shall not have occurred any Newco Material Adverse Effect; and

(f)	following the date of this Agreement, except (i) as required by Law or (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, MAST and the Funds shall have managed the MAST Portfolio Assets in the ordinary course consistent with past practice and without limiting the generality of the foregoing none of MAST or the Funds shall have subjected any of the MAST Portfolio Assets to any Encumbrance that would prohibit the transfer of such asset to Newco under the Subscription Agreement. For the avoidance of doubt, the Funds shall have promptly provided the Company notice in the event that any of them (A) agreed to any modification of or waiver or forbearance under any MAST Portfolio Loan Document, or waived or failed to enforce any material right under any MAST Portfolio Loan Document or (B) consented to any release of collateral relating to any MAST Portfolio Asset. During the period from the Measurement Date to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 6.1, neither MAST nor any of the Funds shall have executed any trade with respect to any MAST Portfolio Asset except (i) as may be required by Law, (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, or (iii) as required by this Agreement.

5.4	Frustration of Closing Conditions. Neither the Company nor Newco may rely, either as a basis for not consummating the Merger or the other Transactions or terminating this Agreement and abandoning the Merger and the other Transactions, on the failure of any condition in Section 5.1, Section 5.2 or Section 5.3, as the case may be, to be satisfied if such failure was caused by a material breach of this Agreement by such party (or, in the case of Newco, caused by a material breach of the Subscription Agreement by Newco or any other party thereto).

6.	Termination

6.1	Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval (but the right to terminate this Agreement shall not be available to a party whose breach of its obligations under this Agreement is a proximate cause of the basis for termination under this Section 6.1 that the terminating party is relying upon):

(a)	by the mutual consent of the Company and Newco;

(b)	by either the Company or Newco:

(i)	if the Merger shall not have occurred on or prior to October 31, 2016 (the "Termination Date"); provided that if the conditions in Section 5.1(a), Section 5.1(b), Section 5.1(c) or Section 5.1(d) shall not have been satisfied or waived as of October 15, 2016, then the Company or Newco may extend the Termination Date for up to ninety days by providing the other party a written notice of such extension on or before the Termination Date as determined without such extension;

(ii)	if any Governmental Entity having jurisdiction over the Company or Newco shall have issued an order, decree or ruling or taken any other action, in each case, such that the condition in Section 5.1(b) would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable; or

(iii)	if the Company Special Meeting shall have concluded without the Company Stockholder Approval having been obtained in accordance with the MGCL and the bylaws of the Company.

(c)	by the Company:

(i)	upon a breach of any covenant or agreement in this Agreement on the part of Newco or upon a breach of any covenant or agreement in the Subscription Agreement by any party thereto or if any representation or warranty of Newco in this Agreement shall be untrue or if any representation or warranty of any party to the Subscription Agreement shall be untrue, in any case such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Newco through the exercise of reasonable best efforts and Newco continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 6.1(c)(i);

(ii)	if the Newco Initial Capitalization shall have not been consummated as and when required under this Agreement and the Subscription Agreement or within two Business Days thereafter; or

(iii)	in accordance with Section 4.5, in order to enter into a definitive agreement with respect to a Superior Proposal.

(d)	by Newco:

(i)	upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company through the exercise of reasonable best efforts and the Company continues to exercise such reasonable best efforts, Newco may not terminate this Agreement under this Section 6.1(d)(i); or

(ii)	if the board of directors of the Company shall have publicly disclosed a Change in Recommendation.

6.2	Effect of Termination.

(a)	If this Agreement is terminated under Section 6.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no damages or liability on the part of Newco or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors. Section 4.13 and Articles 6 and 7 shall survive any termination of this Agreement. Nothing contained in this Article 6 shall relieve a party from liability for fraud or for any knowing or intentional material breach of any covenant or obligations contained in this Agreement.

(b)	If this Agreement is terminated under Section 6.1(c)(iii) or Section 6.1(d)(ii), the Company shall wire transfer $3,000,000 (the "Termination Fee") to the account of Newco within two Business Days of termination.

(c)	If (i) this Agreement is terminated under Section 6.1(b)(iii), and (ii) before the Company Special Meeting a proposal for an Alternative Transaction shall have been publicly announced and not withdrawn, then the Company shall reimburse Newco's reasonable out of pocket expenses in connection with the Transactions up to a maximum aggregate amount of $1,000,000 (the "Expense Reimbursement") within ten Business Days following invoice. Additionally, if the Company thereafter enters into a definitive agreement for one or more Alternative Transactions within twelve months following such termination, the Company shall wire transfer to Newco within one Business Day of execution of such definitive agreement an amount equal to the Termination Fee minus the Expense Reimbursement. No more than one Termination Fee shall be payable under this Agreement.

(d)	Notwithstanding anything to the contrary in this Agreement, the right to receive payment of a fee under this Section 6.2 shall, in the circumstances in which such fee is owed pursuant to this Section 6.2, constitute the sole and exclusive remedy of the party receiving such fee and its Affiliates (and any other Person) against the other party and its Affiliates and Representatives for any losses arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein and regardless of whether such breach is intentional, unintentional, willful or otherwise), the Transactions (or the abandonment thereof), the failure of the Closing to be consummated or in respect of any other agreement, document or theory of Law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise. Each party acknowledges that the covenants and agreements in this Section 6.2 are an integral part of the Transactions, and that without these covenants and agreements, the other party would not enter into this Agreement. All amounts not timely paid shall bear interest at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

7.	Miscellaneous

7.1	Survival of Representations and Warranties. The representations and warranties in this Agreement shall not survive the Closing or, except as provided in Section 6.2, the termination of this Agreement pursuant to Section 6.2. This Section shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing or after the termination of this Agreement, including those contained in Section 4.7.

7.2	Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated.

7.3	Choice of Law. Other than the provisions of the MGCL that are mandatorily applicable in respect of the Merger, this Agreement, and all claims or causes of actions (whether at Law, in equity, in contract or in tort) that may be based upon, arise out of, or are related to, this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without giving effect to conflict of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).

7.4	Enforcement.

(a)	Any dispute arising under, related to or otherwise involving this Agreement or the Transactions will be litigated in the Court of Chancery of the State of Delaware. The parties agree to submit to the jurisdiction of the Court of Chancery of the State of Delaware and waive trial by jury. The parties do not consent to mediate any disputes before the Court of Chancery.

(b)	Notwithstanding the foregoing, if there is a determination that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over any dispute arising under this Agreement, the parties agree that: (i) such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Superior Court of Delaware of and for the County of New Castle; (ii) if the Superior Court of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the Complex Commercial Litigation Division of the Superior Court of the State of Delaware of and for the County of Newcastle; and (iii) if the Complex Commercial Litigation Division of the Superior Court of the State of Delaware does not have subject matter jurisdiction over such dispute, then such dispute will be adjudicated only by, and will be subject to the exclusive jurisdiction and venue of, the United States District Court for the State of Delaware.

(c)	Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware courts in connection with any dispute arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for relief from the Delaware courts or any other court or governmental body and (iii) agrees that it will not bring any action arising under this Agreement in any court other than the Delaware courts.

(d)	EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS.

(e)	Process may be served in the manner specified in Section 7.5, such service will deemed effective on the date of such notice, and each party irrevocably waives any defenses or objections it may have to service in such manner.

(f)	Subject to Section 6.2(d), the parties irrevocably stipulate that irreparable damage would occur if any of the provisions of this Agreement were not performed per their specific terms. Accordingly, each party will be entitled to specific performance of the terms hereof in addition to any other remedy to which it is entitled at law or in equity.

(g)	The court shall award attorneys' fees and expenses and costs to the substantially prevailing party in any action (including appeals) for the enforcement or interpretation of this Agreement. If there are cross claims in such action (including appeals), the court will determine which party is the substantially prevailing party as to the action as a whole and award fees, expenses and costs to such party.

7.5	Notices. All notices and other communications hereunder will be in writing and will be deemed given when delivered personally or by an internationally recognized courier service, such as DHL, to the parties at the following addresses (or at such other address for a party as may be specified by like notice):

(a)	If to the Company:	Full Circle Capital Corporation
102 Greenwich Ave, 2nd Floor
Greenwich, CT 06830
Attention: Chief Executive Officer;

with a copy (which shall not constitute notice) to:	Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: John A. Healy; and to
Sutherland Asbill & Brennan LLP
700 6th Street NW
Washington, DC 20001
Attention: Harry Pangas; and
If to Newco:	Great Elm Capital Corp.
c/o MAST Capital Management LLC
200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: General Counsel
with a copy (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Michael K. Hoffman; and to
Schulte Roth & Zabel LLP
1152 Fifteenth Street, NW, Suite 850
Washington, DC 20005
Attention: John J. Mahon
7.6	No Third-Party Beneficiaries. Except as provided in Section 4.7, this Agreement is solely for the benefit of the parties. Except as provided in Section 4.7, no other Person will be entitled to rely on this Agreement or to anticipate the benefits of this Agreement as a third-party beneficiary hereof.

7.7	Assignment. No party may assign, delegate or otherwise transfer this Agreement or any rights or obligations under this Agreement in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 7.7 will be null and void.

7.8	No Waiver. No failure or delay in the exercise or assertion of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, or create an estoppel with respect to any breach of any representation, warranty or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.9	Severability. Any term or provision hereof that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.10	Amendment. Subject to applicable Law, the parties may (a) extend the time for the performance of obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party herein, (c) waive compliance by the other party with any of the agreements or conditions herein or (d) amend, modify or supplement this Agreement. Any agreement on the part of a party to any such extension, waiver, amendment, modification or supplement will be valid only if in an instrument in writing signed by an authorized representative of such party.

7.11	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, between the parties with respect to the subject matter hereof.

7.12	Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by electronic copy or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party. Each party need not sign the same counterpart.

7.13	Construction and Interpretation. When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary. Whenever the words "include," "includes" or "including" are used in this Agreement they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article and section references are references to the articles and sections of this Agreement, unless otherwise specified. The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning. A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement will be used in the interpretation or construction of this Agreement. The parties intend that each provision of this Agreement will be given full separate and independent effect. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided herein, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement. References to documents includes electronic communications.

7.14	Definitions. For purposes of this Agreement, the following terms have the following definitions:

(a)	"Acquisition Proposal" means any inquiry, offer or proposal made by any Person or group of Persons (other than MAST, GECG, Newco and their Affiliates) relating to any direct or indirect acquisition or purchase, or that could result in ownership, of securities of the Company representing more than 25% of the outstanding voting capital stock of the Company or the Company's assets or any tender offer, exchange offer, merger, reorganization, consolidation, share exchange or other business combination that if consummated would result in any Person or group of Persons beneficially owning more than 25% of the outstanding voting capital stock of the Company or the Company's assets.

(b)	"Administration Agreement" means the administration agreement in the form attached to the Subscription Agreement.

(c)	"Affiliate" is defined in Rule 12b-2 of the Exchange Act.

(d)	"Alternative Transaction" means any of the following events: (i) any tender or exchange offer, merger, consolidation, share exchange or business combination transaction involving the Company with any Person other than Newco, GECG, MAST or any Affiliate thereof (a "Third Party") or (ii) the acquisition by a Third Party of 50% or more of the outstanding shares of Company Common Stock, or of 50% or more of the assets or operations of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions (excluding, however, sales or other dispositions of portfolio assets in the ordinary course).

(e)	"Benefit Plan" means each material compensation or benefit plan, program, agreement or arrangement (other than any multiemployer plan within the meaning of Section 3(37) of ERISA), including all stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, employment, change-in-control, fringe benefit, bonus, incentive, pension, profit sharing, medical, and deferred compensation plans, programs, agreements or arrangements, whether or not subject to ERISA.

(f)	"Business Day" means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York City are authorized or required by Law to be closed.

(g)	"Company Benefit Plan" means a Benefit Plan which is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or with respect to which the Company or any of its Subsidiaries have any liability with respect to any of the Company's or any of its Subsidiaries' current or former employees.

(h)	"Company Material Adverse Effect" means any occurrence, change, event, effect or development that, individually or when taken together with all other occurrences, changes, events, effects or developments, has, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries (if any), taken as a whole, including a Credit Event in respect of the Company's assets occurring after the date of this Agreement, or would reasonably be expected to materially impair, prevent or delay the ability of the Person to timely perform its obligations under this Agreement or consummate the Transactions contemplated by this Agreement, including the Merger; provided, however, that no occurrence, change, event, effect or development resulting from or in connection with any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) occurrences, changes, events, effects or developments generally affecting any or all of the industries or markets in which the Company and its Subsidiaries and portfolio companies operate, (ii) general economic or business conditions or changes therein, including the commencement, continuation or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, (iii) general securities or financial market conditions, including changes in interest rates or currency exchange rates, (iv) changes or proposed changes in any Laws, rules, regulations, GAAP or other accounting standards, or authoritative interpretations thereof, (v) the entry into or announcement of this Agreement or the proposed sale of the Company or the pendency or consummation of the Transactions, or any changes or actions resulting from any of the foregoing, (vi) any action required by Law, contemplated by this Agreement, expressly consented to by the other party, or taken at the request of the other party, (vii) any change solely resulting from a change in the fair value of the securities comprising the Company's portfolio, individually or in the aggregate (provided that, for the avoidance of doubt, (x) a Credit Event with respect to financial assets owned by the Company shall constitute a Company Material Adverse Effect and (y) occurrences described in clauses (i), (ii) and (iii) of the definition of Credit Event, to the extent they do not in the aggregate constitute a Credit Event, shall not constitute a Company Material Adverse Effect), or (vii) any Action relating to this Agreement or the Transactions (except in the case of clauses (i), (ii), (iii) or (iv), to the extent that the applicable party is disproportionately adversely affected thereby as compared with similar BDCs, in which case the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect).

(i)	"Company Net Asset Value" as of any date means the Net Asset Value of the Company as of that date minus an amount equal to the sum of (i) the Company Undistributed NII as of that date, (ii) the aggregate amount of the Company's Transaction Costs that were not otherwise deducted in determining the Net Asset Value of the Company, (iii) 50% of the estimated cost to print and distribute the Proxy Statement/Prospectus as agreed in good faith by Newco and the Company, (iv) the estimated premium for the tail policy of directors' and officers' liability insurance and fiduciary liability insurance contemplated by Section 4.7(c) and (v) $5,000,000.

(j)	"Company Undistributed NII" as of any date means the positive amount (if any) of the Company's net investment income, calculated in accordance with GAAP, from March 31, 2016 through the applicable date as of which Company Undistributed NII is being determined.

(k)	"Confidential Information" means all information concerning the furnishing party or any of its subsidiaries or affiliates, whether in verbal, visual, written, electronic or other form, which is made available by the furnishing party or any of its Representatives to the receiving party or any of its Representatives, together, in each case, with all notes, memoranda, summaries, analyses, studies, compilations and other writings relating thereto or based thereon prepared by the receiving party or any of its Representatives provided by the furnishing party to the receiving party before, on or after the date of this Agreement. The term "Confidential Information" does not include information which the receiving party can demonstrate (i) was rightfully in the possession of the receiving party prior to disclosure by the furnishing party; (ii) was or is independently developed by the receiving party without use of the Confidential Information; (iii) is now, or hereafter becomes, available to the public other than as a result of disclosure prohibited by this Agreement; (iv) becomes available to the receiving party or any of its Representatives on a non-confidential basis from a source other than the furnishing party or any of its Representatives and such source is not, to the knowledge of the receiving party following reasonable inquiry, under any obligation to the furnishing party or any of its Representatives to keep such information confidential; (v) is transmitted by or on behalf of the furnishing party after receiving written notification from the receiving party of the termination of discussions relating to the Transaction or written instructions from the receiving party not to furnish any further Confidential Information; or (vi) is disclosed as provided in Section 4.13(b).

(l)	"Credit Event" means an event occurring after the date of this Agreement with respect to (x) financial assets that are owned by the Company on the Measurement Date representing twenty percent or more of the value of the financial assets of the Company (including cash in excess of an amount equal to $5,000,000 plus the Company Undistributed NII as of the Measurement Date) as of 5:30 p.m. eastern time on the Measurement Date or (y) with respect to MAST Portfolio Assets that are owned by the Funds on the Measurement Date representing twenty percent or more of the value of the Measurement Date MAST Portfolio, as applicable, that: (i) the obligor with respect to such financial asset(s) has failed to pay any amount when due (taking into account any grace period) and such failure has not been waived or cured; (ii) any other material indebtedness of any obligor with respect to such financial assets (including any guarantor or co-obligor) has been accelerated or been declared to be in default and as a result the indebtedness with respect to such financial assets has been accelerated; (iii) any obligor with respect to such financial assets (including any guarantor or co-obligor) has become insolvent or made an assignment for the benefit of its creditors or is named as the debtor in a bankruptcy or other insolvency proceeding, has a resolution adopted authorizing its dissolution or winding up or has asserted in writing that any of its obligations in respect of the financial assets are invalid or unenforceable.

(m)	"Encumbrance" means, with respect to any property or asset, any mortgage, lien, pledge, hypothecation, charge, adverse claim, security interest, community property interest, right of first refusal, encumbrance or limitation on transfer (other than such a limitation arising under federal, state or foreign securities Laws) in respect of such property or asset. A Person shall be deemed to own subject to an Encumbrance any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

(n)	"ERISA" means the Employee Retirement Income Security Act of 1974.

(o)	"ERISA Affiliate" means any trade or business, whether or not incorporated, that, together with any entity, would be deemed to be a "single employer" with such entity within the meaning of Section 4001(b) of ERISA.

(p)	"Exchange Ratio" means the quotient of (i) the quotient, rounded to the nearest ten thousandth, of (A) the Company Net Asset Value as of the Measurement Date divided by (B) the number of shares of Company Common Stock outstanding on the Measurement Date; divided by (ii) $15.00.

(q)	"GECG Share Consideration" means the number of shares of Newco Common Stock equal to the remainder of (x) the quotient of (i) (A) $30,000,000, minus (B) the product of (1) 0.25 and (2) the Newco Transaction Costs, divided by (ii) $15.00, minus (y) 30.

(r)	"Governmental Entity" means any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative, arbitral or regulatory authority, agency, commission, tribunal or body.

(s)	"IDC" means International Data Corporation.

(t)	"Intellectual Property" means all (i) copyrights and copyrightable subject matter, and registrations and applications for any of the foregoing; (ii) patents and patent applications, including any continuations, divisionals, continuations-in-part, renewals, and reissues for any of the foregoing; (iii) trademarks, service marks, trade names, logos, slogans, and other similar designations of source or origin, together with the goodwill of the business symbolized by any of the foregoing, and registrations and applications for any of the foregoing; (iv) trade secrets and confidential processes, know-how, and information; (v) Internet domain names; and (vi) other similar intangible assets.

(u)	"Law" means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

(v)	"MAST Portfolio Asset" means each security, evidence of indebtedness, loan, loan participation or other financial asset included in the Signing Date MAST Portfolio.

(w)	"MAST Portfolio Loan Documents" means, with respect to each MAST Portfolio Asset, (i) any promissory note or other evidence of indebtedness; (ii) any indenture, note purchase agreement, credit facility or other agreement or instrument under which the MAST Portfolio Asset was created or acquired; (iii) any agreement or other instrument creating or evidencing any guarantee, surety or other credit enhancement or credit support arrangement with respect to the MAST Portfolio Asset; and (iv) any agreement or other instrument or other instrument creating or evidencing any security interest, lien, charge or other similar right in any collateral.

(x)	"MAST Portfolio Share Consideration" means a number of shares of Newco Common Stock equal to the quotient of (i) (A) the value of the Measurement Date MAST Portfolio as of 5:30 p.m. eastern time on the Measurement Date, minus (B) the product of (1) 0.75 and (2) the Newco Transaction Costs, divided by (ii) $15.00. For purposes of this Agreement the value of any MAST Portfolio Asset that does not price using IDC or another publicly available pricing service will be subject to a third party appraisal by Lincoln International or Valuation Research Corporation. If the pricing available through IDC or another publicly available pricing service for any MAST Portfolio Asset is based on trades that are greater than fourteen trading days prior to the reference date, such asset will be valued instead by a third party appraisal by Lincoln International or Valuation Research Corporation.

(y)	"Measurement Date" means the last Business Day of the calendar month most recently ended before the time the Proxy Statement/Prospectus is first mailed to the Company's stockholders for which calculations of Company Net Asset Value and Newco Net Asset Value have been delivered pursuant to Section 4.2.

(z)	"Measurement Date Undistributed MAST Portfolio Earnings" means all proceeds on the MAST Portfolio Assets accruing between the date of this Agreement and 5:30 p.m. eastern time on the Measurement Date, including interest accruing on, principal repaid on and sales proceeds accruing from the ownership, sale or other disposition of any MAST Portfolio Asset. For the avoidance of doubt, securities of the same issuer and CUSIP as the securities included in the Signing Date MAST Portfolio may be substituted for any portion of the value of the Measurement Date Undistributed MAST Portfolio Earnings, so long as (i) the Net Asset Value of such securities as of the Measurement Date is equal to the reduction in cash proceeds included in the definition of "Measurement Date MAST Portfolio" and (ii) the Funds provide notice to Newco and the Company of the securities to be included herein within three Business Days of the Measurement Date; provided, however, that such substituted securities shall not cause the Surviving Corporation to fail to satisfy the asset diversification requirements of Section 851(b)(3) of the Code immediately after the Closing, determined by treating the Closing Date as the close of a quarter of the Surviving Corporation's taxable year.

(aa)	"Net Asset Value" means with respect to any Person and as of any date the net asset value of such Person, as of the applicable date, determined in good faith by the applicable party's board of directors in compliance with the Investment Company Act. For the avoidance of doubt, in determining Net Asset Value, each party shall take into account all accruals and other items that would be required under GAAP to appear as liabilities on the face of the Person's balance sheet as well as such other considerations as deemed necessary or appropriate in order to comply with any applicable SEC guidance regarding compliance with Section 23 of the Investment Company Act.

(bb)	"New Management Agreement" means the investment management agreement with the New Manager in the form attached to the Subscription Agreement.

(cc)	"Newco Material Adverse Effect" means any occurrence, change, event, effect or development that, individually or when taken together with all other occurrences, changes, events, effects or developments, has, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities or financial condition of Newco (after giving effect to the transactions contemplated by the Subscription Agreement), including a Credit Event with respect to any MAST Portfolio Asset occurring after the date of this Agreement, or would reasonably be expected to materially impair, prevent or delay the ability of Newco to timely perform its obligations under this Agreement or consummate the Transactions contemplated by this Agreement, including the Merger, and the transactions contemplated by the Subscription Agreement or Registration Rights Agreement; provided, however, that no occurrence, change, event, effect or development resulting from or in connection with any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Newco Material Adverse Effect: (i) occurrences, changes, events, effects or developments generally affecting any or all of the industries or markets in which Newco and the Funds operate, (ii) general economic or business conditions or changes therein, including the commencement, continuation or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, (iii) general securities or financial market conditions, including changes in interest rates or currency exchange rates, (iv) changes or proposed changes in any Laws, rules, regulations, GAAP or other accounting standards, or authoritative interpretations thereof, (v) the entry into or announcement of this Agreement or the proposed acquisition of the Company or the pendency or consummation of the Transactions, or any changes or actions resulting from any of the foregoing, (vi) any action required by Law, contemplated by this Agreement, expressly consented to by the other party, or taken at the request of the other party, (vii) any change solely resulting from a change in the fair value of the MAST Portfolio Assets, individually or in the aggregate (provided that, for the avoidance of doubt, (x) a Credit Event with respect to the MAST Portfolio Assets shall constitute a Newco Material Adverse Effect and (y) occurrences described in clauses (i), (ii) and (iii) of the definition of Credit Event, to the extent they do not in the aggregate constitute a Credit Event, shall not constitute a Newco Material Adverse Effect), or (vii) any Action relating to this Agreement or the Transactions (except in the case of clauses (i), (ii), (iii) or (iv), to the extent that the applicable party is disproportionately adversely affected thereby as compared with similar businesses and funds, in which case the incremental disproportionate impact may be taken into account in determining whether there has been a Newco Material Adverse Effect).

(dd)	"Newco Net Asset Value" as of any reference date means the Net Asset Value of Newco, calculated as if Newco acquired the MAST Portfolio Assets and received the $30,000,000 cash investment by GECG on March 31, 2016, minus the sum of (i) any interest earnings accrued on any MAST Portfolio Asset as of such reference date and (ii) the Newco Transaction Costs.

(ee)	"Newco Transaction Costs" means the sum of (i) Newco's legal, accounting and other costs and expenses incurred and to be incurred in connection with this Agreement and the Transactions through the Closing, including an estimate made in good faith of costs and expenses not yet invoiced and the costs and expenses attributable to services not yet performed, estimated as of the Measurement Date, plus, (ii) 50% of the estimated cost to print and distribute the Proxy Statement/Prospectus as agreed in good faith by Newco and the Company, in each case estimated as of the Measurement Date. For the avoidance of doubt, Newco Transaction Costs includes an estimate of costs to be incurred after the Measurement Date through and including the Closing Date.

(ff)	"Per Share Consideration" means the number of shares of Surviving Corporation Common Stock received by the holders of Company Common Stock, determined in accordance with this Agreement.

(gg)	"Person" means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(hh)	"Proxy Statement/Prospectus" means the combined form of proxy statement and prospectus pursuant to which (i) the Company will solicit the Company Stockholder Approval and (ii) Newco will offer the shares of Surviving Corporation Common Stock that are issuable in the Merger.

(ii)	"Registration Rights Agreement" means a registration rights agreement in the form attached to the Subscription Agreement.

(jj)	"Registration Statement" means the registration statement on Form N-14 to be filed by Newco with respect to the Merger, and any amendments to such registration statement, and includes the Proxy Statement/Prospectus filed as part of such registration statement.

(kk)	"Representatives" means the directors, officers, employees, managers, members, partners, agents, potential financing sources or advisors (including attorneys, accountants, investment bankers and consultants) of a party.

(ll)	"Signing Date MAST Portfolio" means the portfolio of securities set forth in Annex 1 of the Subscription Agreement, together with all rights in and to:

(i)	any proceeds receivable after the Measurement Date and before the Closing in respect of principal of any of the MAST Portfolio Assets;

(ii)	the right to all payments of accrued interest and any other interest, principal, penalties, fees, charges and other amounts received or receivable on or in respect of any of the MAST Portfolio Assets accruing after the Closing;

(iii)	all collateral or other security interests to which the Funds are beneficiaries or otherwise have rights in respect of any of the MAST Portfolio Assets;

(iv)	all rights and remedies under guarantees, warranties, purchase agreements, indentures, indemnities and similar rights in favor of the Funds related to any of the MAST Portfolio Assets;

(v)	the causes of action, lawsuits, judgments, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or claims, including all preference or avoidance claims and actions of any of the Funds that are related to any of the MAST Portfolio Assets; and

(vi)	all rights to receive mail and other communications addressed to the Funds that pertain to the MAST Portfolio Assets, including any mail and communications from trustees, collateral agents and administrative agents.

(mm)	"Special Dividend" means a special dividend, payable in cash, in an aggregate amount equal to the sum of (i) $5,000,000, (ii) the Company Undistributed NII as of the Measurement Date and (iii) the amount of net investment income paid or accrued on the Company's investment portfolio and cash from the Measurement Date through the Effective Time.

(nn)	"Subsidiary" means, as to any Person, any corporation, partnership, limited liability company, association or other business entity that is consolidated with such Person for financial reporting purposes under GAAP.

(oo)	"Superior Proposal" means any bona fide written Acquisition Proposal received after the date hereof that the Company's board of directors determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to the Company and its stockholders from a financial point of view than the Transactions (including any adjustment to the terms and conditions proposed by Newco in response to such proposal pursuant to Section 4.5(e) or otherwise); provided that for purposes of this definition references to 25% in the definition of "Acquisition Proposal" shall be deemed to be references to 50%.

(pp)	"Tax Return" means any report, return, declaration or filing required or permitted to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, and any amendments thereto or extension filings thereof.

(qq)	"Taxes" means any and all taxes, charges, fees, levies or other assessments, (including, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges) in the nature of a tax, imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

(rr)	"Transaction Costs" means with respect to the Company the legal and investment banking costs and expenses incurred and to be incurred in connection with this Agreement and the Transactions for services performed through the Closing, including an estimate made in good faith of costs and expenses not yet invoiced and the costs and expenses attributable to services not yet performed. For the avoidance of doubt, Transaction Costs includes an estimate of costs to be incurred after the Measurement Date through and including the Closing Date.

(ss)	"Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

The parties have executed this Agreement as of the date first written above.

FULL CIRCLE CAPITAL CORPORATION By: /s/ Michael J. Sell Name: Michael J. Sell Title: Chief Financial Officer, Treasurer and Secretary

GREAT ELM CAPITAL CORP. By: /s/ Peter A. Reed Name: Peter A. Reed Title: CEO

[Signature page to Agreement and Plan of Merger]